AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2003
                           REGISTRATION NO. 333-336787



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 2 TO

                                   FORM SB-2A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       IMAGE TECHNOLOGY LABORATORIES, INC.

            DELAWARE                           8011                 22-3531373
            --------                           ----                 ----------
 (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
IDENTIFICATION OF INCORPORATION)    CLASSIFICATION CODE NUMBER)  OR ORGANIZATION
                                                                       NUMBER)

          602 ENTERPRISE DR1VE, KINGSTON, NEW YORK 12401 (845) 338-3366 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID RYON, MD
                      CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                 602 ENTERPRISE DRIVE, KINGSTON, NEW YORK 12401
                                 (845) 338-3366
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JAMES J. QUINLAN, ESQ.
                                 GENERAL COUNSEL
                 602 ENTERPRISE DRIVE, KINGSTON, NEW YORK 12401
                                 (845) 338-3366

                  IF THIS FORM IS FILED TO REGISTER ADDITIONAL
               SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B)
                UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX
               AND LIST THE SECURITIES ACT REGISTRATION STATEMENT
                         NUMBER OF THE EARLIER EFFECTIVE
                REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

                   IF THIS FORM IS A POST-EFFECTIVE AMENDMENT
               FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES
                    ACT, CHECK THE FOLLOWING BOX AND LIST THE
                 SECURITIES ACT REGISTRATION STATEMENT NUMBER OF
                  THE EARLIER EFFECTIVE REGISTRATION STATEMENT
                             FOR THE SAME OFFERING.
                                       / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

Cover continued on next page

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.





                                                         CALCULATION OF REGISTRATION FEE


==================================== ====================== ======================== =================== =================
                                                                                     Proposed
                                                                                     Maximum
                                                                                     Aggregate           Amount of
 Title of Each Class of              Amount to be           Proposed Maximum         Offering            Registration
 Securities to be Registered         Registered             Offering Price(1)        Price(1)            Fee
 ----------------------------------- ---------------------- ------------------------ ------------------- -----------------

 Class B $.50 Warrants                  2,417,450               $.50                  $1,208,725
 behalf of certain shareholders                                       --                     --
 ----------------------------------- ---------------------- ------------------------ ------------------- -----------------
 Common Stock issuable on exercise      2,417,450 Shares
 of Class A selling shareholder
 warrants
 ----------------------------------- ---------------------- ------------------------ ------------------- -----------------
 Class A $.40 Warrants registered on      662,062               $.40                 $264,825
 behalf of certain shareholders                                       --                     --
 ----------------------------------- ---------------------- ------------------------ ------------------- -----------------
 Common Stock issuable on exercise        662,062 Shares
 of Class B selling shareholder
   warrants
 ----------------------------------------------------------------------------------- ------------------- -----------------

 Total                                                                                $1,473,550           $369.00(2)

 =================================== ====================== ======================== =================== =================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Fee paid with original filing on August 8, 2000.











Prospectus



                       IMAGE TECHNOLOGY LABORATORIES, INC.


    3,079,512 warrants previously issued and 3,079,512 shares of common stock underlying such warrants to be sold separately by selling shareholders


Net Proceeds to Image Technology Laboratories, Inc....................$1,473,550


On February 11, 2003, our Board of Directors authorized the reduction of the exercise price of our Class A $.40 warrants and our Class B $.50 warrants to $.20 during this period commencing upon February 18, 2003 and ending on July 1, 2003. Thereafter the exercise price will revert to $.40 and $.50 respectively. This Prospectus is being delivered to existing warrant holders in connection with the reduction of the exercise price. The Company will not extend either Class of warrants beyond October 15, 2003.

We trade on the OTC Bulletin Board under the symbol "IMTL" with respect to our common stock and under the symbol "IMTLW" and "IMTLZ" with respect to two classes of warrants which are detachable from the shares.



         Look carefully at the risk factors beginning on page 5 of this prospectus.

This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the SEC nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.



                   THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2003

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  3

Risk Factors.................................................................  5

Dividend Policy.............................................................. 12

Management's Discussion and Analysis or Plan of Operation.................... 13

Description of Business...................................................... 16

Management................................................................... 24

Executive Compensation....................................................... 26

Principal and Selling Security holders....................................... 29

Certain Relationships and Related Transactions............................... 30

Market for Our Securities.................................................... 30

Description of Securities.................................................... 31

Transfer Agent and Registrar................................................. 35

Plan of Distribution......................................................... 35

Shares Eligible for Future Sale.............................................. 36

Legal Matters................................................................ 37

Experts...................................................................... 37

Where You Can Find More Information.......................................... 38

Index to Financial Statements ...............................................F-1

                               PROSPECTUS SUMMARY

The following summary highlights information which we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

Introduction

Image Technology Laboratories, Inc. ("ITL") is a hardware/software company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. Our principal executive offices are located at 602 Enterprise Drive, Kingston, New York 12401. Our phone number is (845) 338-3366.

Our Founders

Presently we have six employees including two of our founders, Dr. David Ryon, and Mr. Lewis Edwards. They along with Dr. Carlton Phelps, the third founder and a former officer and director of ITL, own 7,773,750 shares of common stock, representing 65% of our outstanding 12,232,462 shares of common stock. In addition, they also own 1,500,000 shares of preferred stock, or 100% of the outstanding shares.

Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York and operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C., now known as Mid Rockland Imaging Partners or, Mid Rockland, in 1997. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM.

Our Company

Through our founders, we have designed a proprietary radiology information system and picture archiving and communications software system, or RIS/PACS, for use in the management of medical diagnostic images by hospitals and medical centers. RIS/PACS inputs and stores diagnostic images in digital format from original imaging sources such as CT scans, MRIs, ultrasound, nuclear imaging and digital fluoroscopy.

We have developed software to manage the entire practice of radiology, including the scheduling of patient examinations, display of images on workstations, generation of worklists for all members of the enterprise, production and distribution of illustrated radiologic reports, and billing for the services provided.

At the heart of the system are software modules referred to as the WorkLoadExecutive and WorkLoadRouter. This software equitably distributes the work to be done, and ensures its timely completion. Images are displayed for the radiologist on a proprietary, multimonitor workstation controlled with a unique touchscreen interface. The combination of the back office software and the versatile workstation increase the accuracy and efficiency of diagnosis. Such software is applicable to any setting of a radiology practice, including hospitals and free standing imaging centers.

This facilitates:

                  - time-critical transfer of patient information between
                    hospital departments, such as from radiology to emergency room,
                  - rapid off-site consultations by specialists at remote
                    locations, or
                  - convenient home viewing by individual radiologists.

Hospitals and other health organizations can use ITL's WarpSpeed PACS/RIS permanently to replace more costly and cumbersome image storage mediums such as film. ITL provides all support services, including:

                  - remote system,
                  - network, and
                  - database administration and management.

We have also developed a unique display station which allows radiologists to simultaneously view multiple digitized images. ITL's WarpSpeed PACS/RIS has been designed to run under the Windows 2000 operating system and includes no-cost remote access to the imaging database via the Internet for on-call remote diagnosis or referring physician consultations.

We anticipate that our customers will include hospitals, medical centers and imaging centers in the northeastern United States. ITL plans to distribute ITL's WarpSpeed PACS/RIS through three channels:

                  - original equipment manufacturer relationships,
                  - partnerships, and
                  - direct distribution through its own sales
                    representatives.


Since inception, we have incurred losses, resulting in an accumulated deficit of $2,375,038 at September 30, 2002. The Company obtained its first contract for the sale of its software product and related hardware and maintenance services in August 2002. Although the Company has been deriving revenues from the provision of radiology and imaging services to affiliated and nonaffiliated companies, management expects that the Company will derive its revenue in the future primarily from the sales of the software product.

The Offering


On February 11, 2003, our Board of Directors authorized the change of the exercise price of our Class A $.40 warrants and our Class B $.50 warrants to $.20 during the period commencing upon February 18, 2003 and ending on July 1, 2003. Thereafter the exercise price will revert to $.40 and $.50 respectively. The warrants are redeemable by ITL at $.05 per warrant if the common stock closing bid price exceeds $1.00 for 10 consecutive trading days.



                                  RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock and warrants could decline due to any of the following risks, and you might lose all or part of your investment.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS. We incorporated on December 5, 1997, and commenced operations January 1, 1998. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history we may be unable to accurately forecast our revenues. Our relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its initial stage, many of which are beyond our control, including:

                  -  unanticipated developmental expenses,

                  -  inventory costs,

                  -  employment costs, and

                  -  advertising and marketing expenses.

Our inability to manage these difficulties, delays and expenses adequately could result in a loss of your investment or even of our entire business.

IF WE CANNOT OPERATE PROFITABLY, YOU COULD LOSE YOUR ENTIRE INVESTMENT. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. Failure of our business plan to materialize or yield a profit could result in a loss of your entire investment. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history. Initially, the business model will depend primarily on the sales of software preinstalled on appropriate hardware. Such a sale will comprise the complete, preconfigured system installation. In a small number of instances, the complete system will be installed, and a per use fee will be collected by ITL. Under this arrangement, the system will be the property of ITL, and the per use fee will be an expense item to the contracting organization. This type of arrangement will benefit the smaller user, not in a position for a large capital outlay. The relative proportion of the two sales strategies will depend, in large part, on the economic climate and interest rates. Under either arrangement, we will sustain substantial expenses, and, if we are unable to generate revenues for a sustained period, we could lose our entire business.


IF WE DO NOT SURVIVE IN THIS MARKET, WE WILL EITHER HAVE TO CHANGE OUR BUSINESS PLAN DRAMATICALLY OR FACE LOSING OUR ENTIRE BUSINESS. There can be no assurance that we will be able to successfully remain in the medical image management market as currently planned. Our survival in the medical image management industry will depend upon our ability to:

                  - successfully develop and enhance our current product,

                  - to develop or obtain from third-party suppliers new products which keep pace with technological developments,

                  - respond to evolving end-user requirements, and

                  - achieve market acceptance.

IF WE ARE UNABLE TO ANTICIPATE OR RESPOND ADEQUATELY TO TECHNOLOGICAL DEVELOPMENTS OR END-USER REQUIREMENTS OR ANY DELAYS IN PRODUCT DEVELOPMENT, ACQUISITION OR INTRODUCTION, WE WILL BE UNABLE TO BECOME OR REMAIN PROFITABLE WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE AND CAUSE YOU TO LOSE YOUR INVESTMENT.

WE CANNOT BE CERTAIN WHETHER ITL WILL EVER GENERATE A SIGNIFICANT AMOUNT OF REVENUES OR PROFIT, OR, IF IT DOES, THAT IT WILL BE ABLE TO CONTINUE GENERATING SUCH REVENUES OR PROFIT. We have a history of losses and an accumulated deficit and we expect future losses. ITL has incurred losses of $2,375,038 from its inception through September 30, 2002 primarily as a result of legal and accounting expenses incurred in connection with business formation, and after January 1, 2000, research and developmental expenses consisting principally of cash and non-cash compensation of our founders. We may not be able to generate revenue or achieve or sustain profitability in the future. Our revenue assumptions may be inaccurate since we have no historical data on which to rely in estimating future revenue or expenses. We expect to lose more money as we spend additional capital to develop our systems, market our products and establish our infrastructure and organization to support anticipated operations. If we are unable to generate adequate revenues or raise additional funds through debt or equity offerings sufficient to cover our expenses for a sustained period of time, we could loss our entire business.


ITL IS SUBJECT TO NUMEROUS ENVIRONMENTAL, HEALTH, AND WORKPLACE SAFETY LAWS AND REGULATIONS WHICH MIGHT ADVERSELY AFFECT OUR FINANCIAL CONDITION OR ABILITY TO CARRY ON OUR BUSINESS. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously unknown problems may result in restrictions on the product and the manufacturer. The restrictions could include withdrawal of the product from the market. Any disruptions, delays and expenses caused by our compliance with these regulations could increase our expenses and, correspondingly decrease our profitability.


WE WILL NEED ADDITIONAL FINANCING TO FUND OUR PLANNED OPERATIONS BEYOND THEIR CURRENT LEVEL OVER THE NEXT TWELVE MONTHS OR WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS AS PLANNED. ITL intends to fund its operations by raising additional funds through equity or debt financing. We estimate that we will need approximately $80,000 of such financing over the next twelve months. During September 2002, the Company obtained a $75,000 working capital loan. At present, we have no commitments for additional or alternative financing, except for the commitment of our principal stockholder to fund the $80,000, and there is no assurance that we will be able to obtain such financing on satisfactory terms, if at all. ITL's inability to secure additional funds from such financing within twelve to eighteen months could adversely affect ITL's ability to implement its business plan. In addition, any subsequent offering of securities would, in all likelihood dilute existing stockholders' percentage of ownership in ITL.


ALTHOUGH WE BELIEVE ITL'S WarpSpeed PACS/RIS OFFERS UNIQUE FEATURES WHICH WILL DISTINGUISH IT IN THE MARKET, LARGER OR MORE ESTABLISHED PACS/RIS SUPPLIERS HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO. THERE CAN BE NO ASSURANCE ITL WILL BE ABLE TO COMPETE SUCCESSFULLY AGAINST THEM IN THE MARKET FOR PACS/RIS. At present, PACS/RIS are produced by a number of highly competitive, small companies specializing in image management software and equipment and a smaller number of substantially larger medical equipment and imaging software suppliers, each of which has captured only a relatively small share of the current market for PACS/RIS to date. In addition, a number of large hospital radiology centers are presently developing their own proprietary PACS/RIS for internal use. This trend may reduce the market for ITL's WarpSpeed PACS/RIS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize these products upon completion. Although we believe that ITL's WarpSpeed PACS/RIS offer significant advantages over such older imaging systems and the market for PACS/RIS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer PACS/RIS technology at forecasted rates. If they do not do so, or they do not perceive the advantages of our PACS/RIS, we will lose some of our anticipated revenue and could lose our entire business.


WE MAY NOT HAVE THE FUNDS OR THE ABILITY TO DEVELOP OR ACQUIRE ANY NEW OR IMPROVED HARDWARE OR SOFTWARE WHICH WE MAY NEED IN ORDER TO REMAIN COMPETITIVE WHICH COULD CAUSE US TO BE UNABLE TO CONTINUE OUR BUSINESS. We may face competition from newer technologies based on different imaging techniques. ITL's WarpSpeed PACS/RIS has been designed to work with the Windows 2000 operating system to permit easy upgrading and avoid product obsolescence. There can be no assurance, however, that the basic technology of all PACS/RIS, and therefore the market for such systems, will not be superceded by an altogether new form of imaging technology or that the hardware and operating system components of ITL's WarpSpeed PACS/RIS will not become obsolete in some other manner. Although we are not aware of any new technologies currently under development which might replace PACS/RIS technology, new technologies may be developed, or existing technologies refined, which could render ITL's WarpSpeed PACS/RIS technologically or economically obsolete.


THERE CAN BE NO ASSURANCE WE WILL DEVELOP ADDITIONAL PRODUCTS WHICH WILL BE COMMERCIALLY VIABLE. We are solely relying on one product to generate all of our initial revenue. We have no product or service other than ITL's WarpSpeed PACS/RIS on which we may rely for future revenue. Our failure to develop new products could limit our future revenue and revenue growth which, in turn, could negatively affect our stock price.

FAILURE TO MARKET OUR PRODUCTS PROPERLY COULD SEVERELY LIMIT OUR ABILITY TO EARN REVENUES OR PROFITS, AND IN TURN CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. We have limited marketing experience. ITL intends to market ITL's WarpSpeed PACS/RIS to hospitals, HMOs, individual radiologists and group practices. Although we intend to add management members who have experience in marketing medical devices, ITL has no experience marketing its proposed products. We have only very limited sales, marketing and distribution capabilities at this time. To market any of our products directly, we must develop a marketing and sales force with technical expertise and supporting product distribution capability. Significant additional expenditures will be required for us to develop a sales force or penetrate the markets for our products, assuming we are able to make those expenditures. We may not be able to obtain enough capital to establish an adequate in-house marketing and distribution capability in which case we would have to establish marketing arrangements with third parties. We will not be able to operate profitably if either:

                  - we fail to establish in-house sales and distribution
                    capabilities, or

                  - we are unable to enter into marketing arrangements with
                    third parties on favorable terms, or

                  - we experience a delay in developing such capabilities or arrangements.

Even if we enter into marketing distribution or other arrangements with third parties, our business may be adversely affected if any such marketing partner does not market a product successfully.


THE IMPACT OF FEDERAL RESTRICTIONS ON REIMBURSEMENT FOR THE USE OF PACS/RIS MAY ADVERSELY INFLUENCE THE MEDICAL DEVICE PURCHASE DECISIONS MADE BY HOSPITALS AND OTHER POTENTIAL CUSTOMERS. ANY SUCH ADVERSE IMPACT ON OUR INTENDED MARKET WOULD SEVERELY LIMIT OUR ABILITY TO EARN REVENUES OR PROFITS, AND IN TURN CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. Federal regulations implemented by the Health Care Financing Administration, or HCFA currently permit only limited reimbursement for telepathology and teleradiology services under the Medicare program. Medicare payments for emergency room x-rays are limited to the first physician who interprets them. HCFA has refused to pay for other telemedicine consultations because the health care provider and the patient are not, by definition, face-to-face. Consequently, the use of ITL's WarpSpeed PACS/RIS to distribute diagnostic images to remote locations for consultations or second reading by specialists may not be reimbursable. A significant portion of the potential purchasers of ITL's WarpSpeed PACS/RIS are hospitals and other health care organizations which provide services to Medicare recipients. They may decide not to purchase ITL's WarpSpeed PACS/RIS if they are unable to be reimbursed for the use of the teleradiology services which PACS/RIS support. Many private group practices which might otherwise consider purchasing ITL's WarpSpeed PACS/RIS may face similar financial disincentives to invest in newer PACS/RIS technology.

DEVELOPMENT, ACQUISITION OR MISAPPROPRIATION BY OTHERS OF TECHNOLOGY SIMILAR TO OURS COULD INCREASE COMPETITION IN OUR INDUSTRY, SUBJECT US TO PRICING PRESSURE, AND CAUSE OUR REVENUES TO DECLINE SIGNIFICANTLY. THIS, IN TURN, WOULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. Our ability to compete successfully may depend on our ability to protect our intellectual property and proprietary technology. ITL's ability to market a competitive PACS/RIS product depends in part on its success in protecting its proprietary interests in ITL's WarpSpeed PACS/RIS unique software so that competitors cannot duplicate its innovations and design. We have secured from our three founders an assignment of all their rights to and interest in ITL's WarpSpeed PACS/RIS software developed prior to ITL's incorporation. By licensing rather than selling our software we hope to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of ITL's software are sufficiently original to qualify for copyright protection or that ITL will be successful in preventing the unauthorized disclosure of its trade secrets. ITL currently plans to pursue patent protection to the limited extent that patent protection is available for any aspect of ITL's product. Others may independently develop or acquire substantially equivalent proprietary technology or we may not be able to protect our non-patented technology and trade secrets from misappropriation.

THE CONTINUED SERVICES AND LEADERSHIP OF OUR FOUNDERS ARE CRITICAL TO OUR SUCCESS AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS. We are heavily dependent on the personal efforts and abilities of David Ryon, M.D., our President, Chief Executive Officer, Principal Accounting Officer and Chairman of the Board of Directors and Mr. Lewis M. Edwards, our Vice President for Research and Development and Chief Technical Officer. Each is a founder, director and principal stockholder of ITL and a co-developer of ITL's WarpSpeed PACS/RIS product. If we were to lose the services of either of them before a qualified replacement could be obtained, our business, financial condition or results of operations could suffer significantly. We do not consider the recent termination for cause pursuant to the terms of his employment agreement of Carlton T. Phelps, M.D., formerly our vice president - finance and administration, chief financial officer, secretary and treasurer, to be detrimental to our operations going forward. Rather it is our belief that Dr. Phelps' recent performance had a negative impact on our operations and his absence should provide an immediate and ongoing benefit to ITL.

SINCE DR. PHELPS IS A PRINCIPAL STOCKHOLDER OF ITL, WE RUN THE RISK THAT HE MAY DISPOSE OF HIS HOLDINGS IN A MANNER WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK. We do not have any control over the timing or amount of Dr. Phelps' stock dispositions. We do intend, however, to carefully monitor the situation and take any legal action which is available to us and which we deem appropriate to protect ITL and the interests of our shareholders.


AN INABILITY TO ATTRACT AND RETAIN STAFF COULD LIMIT OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND BECOME PROFITABLE, WHICH, IN TURN, COULD HURT THE PRICE OF OUR STOCK. We must attract and retain highly qualified marketing, scientific, technical, and business personnel experienced in the medical device industry to complete product development and implement the marketing and business strategy we have planned. The success of our business depends in part upon our ability to attract, motivate and retain sales marketing staff that possess the skills, knowledge and attributes necessary to service the needs of our clients and grow the business. ITL competes with other companies who are able to attract and retain staff as a result of reputation, performance based compensation systems and infrastructure support. Because we have been in operation for only a short time, we have not had sufficient time to establish our reputation in the industry. Also, our inability to offer substantial compensation packages and/or comparable infrastructure support for our staff could impair our ability to attract and retain staff. There is no guarantee, particularly in the current competitive market for such skilled employees, that we will be able to secure or retain the personnel necessary to implement our business plan.


         OUR SOFTWARE PRODUCTS MAY CONTAIN UNDETECTED DEFECTS. SOFTWARE DEVELOPED BY US OR DEVELOPED BY OTHERS AND INCORPORATED BY US INTO OUR PRODUCTS MAY CONTAIN SIGNIFICANT UNDETECTED ERRORS WHEN FIRST RELEASED OR AS NEW VERSIONS ARE RELEASED. Although we test our software products before commercial release, we cannot be certain that errors in the products will not be found after customers begin to use the software. Any defects in ITL's WarpSpeed PACS/RIS, or any future products, may result in significant decreases in revenue or increases in expenses because of:
                  - adverse publicity,
                  - reduced orders,
                  - product returns,
                  - uncollectible accounts receivable,
                  - delays in collecting accounts receivable, and
                  - additional and unexpected costs of further product
                    development to correct the defects.

WE FACE EXPOSURE TO PRODUCT LIABILITY CLAIMS IF THE USE OF OUR PRODUCTS IS ALLEGED TO HAVE CAUSED HARM TO A PATIENT WHICH INDIVIDUALLY OR IN THE AGGREGATE COULD EXCEED OUR REVENUES AND SERIOUSLY LIMIT OR PRECLUDE OUR PROFITABILITY. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of ITL's products. There can be no assurance that such claims, if made, would not result in monetary liability for damages or a recall of ITL's products or a change in the diagnostic purposes for which they may be used. Prior to product launch, ITL has obtained product liability insurance coverage for claims arising from the use of ITL's WarpSpeed PACS/RIS. There can be no assurance that this coverage will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We might not be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect us against losses due to any such liabilities.


ITL'S FOUNDERS, DR. RYON, DR. PHELPS AND MR. EDWARDS, OWN AND CONTROL AN AGGREGATE OF 7,773,750 SHARES OF OUR OUTSTANDING COMMON STOCK REPRESENTING APPROXIMATELY 65% OF OUR OUTSTANDING COMMON STOCK AND 70% OF OUR OUTSTANDING VOTING STOCK WHICH INCLUDES 1,500,000 SHARES OF PREFERRED STOCK OWNED BY THEM. This concentration of stock ownership in a few persons together with the existence of the restrictions on transfers makes it unlikely that any other holder of voting Common Stock will be able to affect the management or direction of ITL.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK. Section 203 of the Delaware General Corporation Laws and our charter and by-laws contain provisions which might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price which investors might be willing to pay in the future for shares of our common stock.

OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK HAVING RIGHTS GREATER THAN OUR COMMON STOCK. Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more classes or series. Immediately prior to this offering, we will have outstanding 1,500,000 shares of preferred stock, all of which is owned by our three founders. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to:

                  - issue additional preferred stock from time to time in one or more classes or series,

                  - modify or fix the number of shares constituting any class or series as well as their stated value, if different from the par value, and

                  - modify or fix the terms of any such series or class,
                    including:

                           -  dividend rates,
                           -  conversion or exchange rights,
                           - voting rights and terms of redemption, including sinking fund provisions,
                           - the redemption price and the liquidation preference of such class or series.

We have no present plans to issue any additional preferred stock or other series or class of preferred stock. The designations, rights and preferences of any additional preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Delaware.


BROAD MARKET FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK. During the 52-week period ending September 30, 2002 our stock has traded at a low of $.27 per share and a high of $.59 per share. The following factors may cause the market price of our common stock to fluctuate significantly:


                  - market acceptance of ITL's product,

                  - the attainment of or failure to attain milestones in the commercialization of our technology

                  - establishment of new collaborative arrangements by Image
                    Technology, its competitors or other third parties,

                  - claims of patent infringement or other material litigation

                  - government regulations,

                  - investor perception of ITL, and

                  - fluctuations in ITL's operating results.

Severe market price fluctuations could cause you to lose a substantial portion of your investment if you are forced to liquidate shares during a price decline.

During the period from October 1, 2002 through February 10, 2003 our stock has traded at a low of $.11 per share and a high of $.42 per share.

A FAILURE TO PAY DIVIDENDS MEANS YOU WILL RECEIVE NO INCOME ON YOUR INVESTMENT AND SUCH LACK OF DIVIDENDS COULD HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR STOCK. We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on NASDAQ or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by `Rule 15g-9 under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on NASDAQ and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. So long as our common stock is subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

FORWARD LOOKING STATEMENTS. This prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties which could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.


                                 DIVIDEND POLICY

We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

The following is a discussion of certain factors affecting ITL's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with ITL's audited and unaudited Financial Statements and related notes which are included elsewhere in this Prospectus.

Business and Summary of Significant Accounting Policies:

ITL has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. ITL has developed a fully integrated "radiology information system/picture archiving and communications", known as WarpSpeed PACS/RIS for use in the management of medical diagnostic images and patient information by hospitals. The PACS portion of the system inputs and stores diagnostic images in digital format from original imaging sources such as:

                  Computerized tomography, or CT scans
                  Magnetic resonance imaging, or MRIs
                  Ultrasound, nuclear imaging
                  Digital flouroscopy

The RIS portion of the system inputs and stores patient demographics, along with the appropriate insurance, billing and scheduling information required to complete the patient visit. All of the data is retained in standard formats, including the DICOM and HL-7 standards.


As of September 30, 2002, the Company has cash and cash equivalents of approximately $192,000 and working capital of approximately $131,000. However, since inception, the Company has incurred losses resulting in an accumulated deficit of approximately $2,375,038 at September 30, 2002. The Company currently expects to incur additional losses for the foreseeable future. In addition, the Company has only recently introduced its product to the market and has just begun to generate revenues. Further, as of September 30, 2002, the founding stockholders have deferred until 2003 approximately $530,000 of compensation due them under their employment agreements.

On August 19, 2002, the Company closed an initial contract with Radiologix, Inc. for the sale of one of its WarpSpeed PACS/RIS systems. The WarpSpeed PACS/RIS system, which was installed prior to September 30, 2002, and the related three-year maintenance contract will generate fees totaling $420,000. Recurring monthly revenues in the form of a two-year services agreement are being realized in the amount of approximately $40,000 per month. Currently, two additional systems are in various stages of negotiations. The Company expects that at least one installation will occur in the first quarter of 2003.

CRITICAL ACCOUNTING POLICIES

REVENUE RECOGNITION:

Revenues from the provision of radiology and imaging services are recognized over the period during which the applicable services are performed provided that the fees are fixed and determinable and collection is probable.

Contracts for the sale of our imaging systems involve multiple elements including the delivery and installation of software and hardware products, training and system maintenance. However, we cannot allocate the revenues from such contracts to each element based on the relative fair value of each element. Accordingly, we will recognize the revenues from a system contract ratably over the period during which we are required to provide maintenance or any other services provided that the fees are fixed ad determinable and collection is probable. Unearned revenues are included in deferred revenues in the accompanying condensed balance sheet.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

REVENUES:

As of December 31, 2001, we had not generated any significant revenues from operations and, accordingly, we were still in the development stage. We do not expect to generate any significant revenues from our planned operations prior to the second quarter of 2002.

RESEARCH AND DEVELOPMENT EXPENSES:

During the year ended December 31, 2001 and 2000, the Company incurred research and development expenses of $635,694 and $633,798, respectively. These expenses were primarily compensation to our three founders under their employment contracts. The employment agreements require an annual compensation to our founders which aggregates $450,000 through December 31, 2002. As of December 31, 2001, the founders elected to defer approximately $421,000 of this amount. In addition, research and development expenses in each of these periods includes $150,000 of amortization of unearned compensation relative to the issuance of preferred stock to the founders.

GENERAL AND ADMINISTRATION EXPENSES:

During the year ended December 31, 2001, the Company incurred general and administrative expenses of $354,765 as compared to $211,797 in 2000. The increase in 2001 was primarily attributable to an increase in payroll and other overhead items. During 2001, the company added personnel to its payroll, as well as incurring additional costs as it built up its infrastructure. The increases were offset by a non-cash charge of $75,000 that was incurred during 2000 as a result of issuing shares of common stock for professional services.

NET LOSS:

As a result of the aforementioned, the Company incurred a loss of $969,084 ($.08 per share) for the year ended December 31, 2001, compared to $845,595 ($.08 per share) for the year ended December 31, 2000.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

REVENUES:

The Company was a development stage company from January 1, 1998 (date of inception) through April 2002, at which time its software was available for sale. During the nine ended September 30,2002, we derived service revenue of $208,000. In addition, during the nine months ended September 30 ,2002, the Company earned approximately $12,000 from the sale of its initial system, as well as deferring approximately $128,000 of revenue relating to the sale which will be recognized ratably over the period in which we are required to provide maintenance and other services.


RESEARCH AND DEVELOPMENT EXPENSES:

During the nine months ended September 30, 2002, the Company incurred research and development expenses of $378,750 as compared with $484,335 in the comparable prior periods. These expenses consisted primarily of compensation to our three founders under their employment contracts as further explained in the Company's annual report, included elsewhere in the Registration Statement. In addition, $100,000 and $75,000 of these expenses during the nine month period ended September 30, 2002 and 2001, respectively, were attributable to compensation associated with the issuance of the shares of preferred stock to the founders, a non-cash charge. During the first quarter 2002, one of our founders was terminated for cause for breach of his employment agreement; therefore, we accelerated the remaining unamortized compensation ($37,500) associated with the issuance of the Preferred Stock to that founder. Also, as a result of this, our research and development costs should be reduced in the future.

GENERAL AND ADMINISTRATION EXPENSES:

During the nine months ended September 30, 2002, the Company incurred general and administrative expenses of $316,310 as compared to $170,180 in the comparable prior periods. The increase was primarily attributable to an increase in payroll and other overhead items as well as incurring additional costs as we built up our infrastructure.


SALES AND MARKETING EXPENSES:

During the nine months ended September 30, 2002, the Company began to incur marketing expenses as we introduced our product for sale. During this period, we incurred $65,626 of such costs.

NET LOSS:

As a result of the aforementioned, the Company incurred a loss of $541,219 ($.04 per share) for the nine months ended September 30, 2002, as compared to $654,515 ($.05 per share) for the nine months ended September 30, 2001.



LIQUIDITY AND CAPITAL RESOURCES:

As of September 30, 2002, we had cash and working capital of approximately $192,000 and $131,000, respectively. To date, the principal sources of capital resources include proceeds from issuance of shares of common stock to our founders of $21,250 and the net proceeds from private placements of units of common stock and warrants during 2000 of approximately $180,000. Then on October 15, 2000, we completed an initial public offering whereby we sold 2,591,050 units at $.40 per unit and received net proceeds of approximately $840,000. Each unit consisted of one share of common stock and one warrant. The proceeds from this offering were used for working capital and general corporate purposes. To date, we received approximately $166,000 upon the exercise of warrants and the issuance of shares of common stock. In addition, in January 2002, we sold 400,000 shares of our common stock to one of our principal stockholders for $100,000 or $.25 per share, which approximated fair value. In September, we sold an additional 75,000 shares of our common stock to one of our principal shareholders for $21,000, or $0.28 per share, the fair market value.


During January 2002, we entered into an agreement with an investor relations firm. In exchange for marketing services, the Company granted 450,000 shares of common stock and 100,000 two-year warrants with a $3.00 exercise price. The services, which were to be provided over a nine-month period, were valued at approximately $112,500 based on the fair market value of the shares of common stock on the date the agreement was entered into. The services were to commence upon issuance of shares of common stock. On December 31, 2002, by mutual consent, the agreement was terminated. McCaughern Trade Development returned 100,000 free trading shares and 100,000 shares of restricted stock to us. The two-year warrants were never issued.

In addition to the aforementioned equity transactions, we have funded our accumulated loss of approximately $2,375,000 by having our founders defer approximately $530,000 of compensation due them under their employment agreements.

In September, we applied for, and received, a line of credit from M&T Bank in the amount of $75,000. Management believes the terms of the agreement are favorable to the Company.

The Company recently executed a five-year lease (at $700 per month) for office space at "Tech City," formerly the IBM facility in Kingston, NY. Tech City has become the home of many high technology firms in the Hudson Valley. The space is sufficient for both our growing research and development team and a sales/marketing force.

On February 11, 2003, we reduced the exercise prce of our Class A $.40 warrants and our Class B $.50 warrants to $.20 during the period commencing February 18, 2003 and ending July 1, 2003. Thereafter, the exercise price will revert to $.40 and $.50, respectively. As a result of the modification to the exercise price, we will account for these options as variable from the date of the modification to the date the award is exercised, forfeited or expires unexercised.





                             DESCRIPTION OF BUSINESS

We are a software development company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997 and commenced operations on January 1, 1998. We developed picture archiving and communications software known as PACS/RIS for use in the management of medical diagnostic images by hospitals. PACS/RIS input and store diagnostic images in digital format from original imaging sources such as:

            - computerized tomography, or CT scans,
            - magnetic resonance imaging, or MRIs,
            - ultrasound, nuclear imaging,
            - and digital fluoroscopy.

Dr. Ryon initially conceived ITL's picture archiving and communications system, which we call ITL WarpSpeed PACS/RIS, in 1995 for the purpose of electronically integrating all the diagnostic images and imaging modalities used at the Kingston Diagnostic Center in Kingston, New York. His goal was to implement a PACS/RIS system at the Center and then to create a wide area network to provide over-reading services in the five hospital locations in the region. When he discovered that no commercial vendor at the time had a product which could provide a solution which met all of the Center's needs, Dr. Ryon assembled a team to design a better PACS/RIS system. Dr. Ryon joined forces with Lewis Edwards, an expert in networking and image management, and Carlton Phelps, M.D., a radiologist with several years experience implementing commercial PACS/RIS. By late 1997, after more than a year of intensive research, the development team had completed the specifications for the prototype ITL PACS/RIS system and had assembled the hardware and software needed to develop the prototype at the Center. Drs. Ryon, Phelps, and Mr. Edwards decided to form a company to commercialize their novel PACS/RIS design based on market research which indicated a growing demand for PACS/RIS in general and an unmet need for a PACS/RIS such as the prototype the founders had designed. ITL has installed a beta-version of ITL's WarpSpeed PACS/RIS at the Center. ITL began to initiate marketing ITL's WarpSpeed PACS/RIS to hospitals beginning in the Northeast United States in the fiscal fourth quarter of 2001. ITL's WarpSpeed PACS/RIS will be manufactured, installed and serviced by ITL. We estimate that the basic product development has been completed. The specification and system design are finished leaving approximately 5% of the actual hard coding and the bench testing yet to be performed, which represents an insignificant amount of overall product development.

Products

ITL's lead product is ITL's WarpSpeed PACS/RIS, a unique and proprietary version of a PACS/RIS software system. ITL's WarpSpeed PACS/RIS features a unique and proprietary modular architecture which permits the system to be readily scaled and easily upgraded. We believe that this will allow us to provide products tailored to the size of our customers and to keep our customers at the forefront of future technological advances by enabling us to easily update existing systems. Other special features of ITL's WarpSpeed PACS/RIS include:

          - automation of the total work flow,

          - integration of patient data with digital images,

          - a unique, radiologist designed user interface,

          - quality review programs which analyze productivity and diagnostic accuracy of individual radiologists or entire radiology centers, and

          - use of Windows 2000 as the network operating system.

ITL has also developed a proprietary workstation which permits the simultaneous viewing of multiple diagnostic images together with relevant patient data for the purpose of replicating the viewing technique used by radiologists using traditional view boxes for the display of multiple images.

Research has shown that simultaneous image display improves the speed and accuracy of diagnostic interpretation. This workstation consists of software integrated into ITL's WarpSpeed PACS/RIS which may be used with any terminal hardware.

ITL's WarpSpeed PACS/RIS can be used to create, store, reproduce and transmit digitized images generated by any of the currently utilized diagnostic imaging modalities including x-rays, ultrasound, nuclear medicine, digital fluoroscopy, CT scans, and MRIs. Using ITL's WarpSpeed PACS/RIS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates time-critical transfer of patient information between hospital departments, such as from radiology to emergency room, as well as rapid off-site consultations by specialists at remote locations or convenient home viewing by individual radiologists. Hospitals and other health organizations can use ITL's WarpSpeed PACS/RIS permanently to replace more costly and cumbersome image storage mediums such as film. ITL's WarpSpeed PACS/RIS has been designed to interface with hospital and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation.

ITL's WarpSpeed PACS/RIS represents an alternative configuration model which has been designed to provide a unique solution to many of the disadvantages of both hyperPACS and miniPACS configurations of other companies. The architecture used in ITL's WarpSpeed PACS/RIS is built on a foundation of innovative intelligent algorithms. These algorithms reduce the network bandwidth and on-line storage requirements of the ITL system; the two most important factors in the cost associated with building the system. Consequently, we hope that through ITL's WarpSpeed PACS/RIS we can acquire a significant share of the U.S. market for PACS/RIS. By making full use of the networking database management infrastructure of Windows 2000, ITL has leveraged recent advances in operating system design, software development, and networking tools to produce a product which offers greater functional capability at lower costs through scalable system architecture. Its truly modular architecture permits capability to be distributed incrementally, so a client can start with one piece of hardware which operates as a server, viewer and capture station, then expand the system by distributing those capabilities among multiple PC's. Hardware and software can be sized exactly to client needs. This enables ITL to offer the lowest possible entry point purchase price for a PACS/RIS system. In addition, ITL's WarpSpeed PACS/RIS offers capabilities not found on even the most expensive PACS/RIS, including a unique graphical interface.

Business Strategy

We have completed initial product development of ITL's WarpSpeed PACS/RIS. Product sales will be made in the form of:

                  - software licenses agreements,
                  - installation service agreements,
                  - continuing services and support agreement
                  - and as an Application Service Provider (ASP).

For the next two years, ITL expects to remain focused on developing additional capabilities and enhancing ITL's WarpSpeed PACS/RIS, maximizing sales of this product in the United States, and providing continuing customer service and product upgrades.

Markets and Marketing Plan

The estimated market for PACS is $1.5 billion in 2001 and is expected to reach $2.7 billion by 2010. (Concord Consulting Group PACS Opportunities: 2000-2010 - October 19, 2001). Market analysts have identified the PACS market as an "emerging business opportunity with enormous growth potential". In August 2000, Technology Marketing Group released a PACS census study of more than 1,800 major hospitals and imaging centers. The study indicated expenditures for PACS technology reached nearly $600 million in 1999, with 7 to 10% yearly growth anticipated for the next 5 years. The study showed that few hospitals with PACS technology are actually operating in a filmless mode, with 91% of the respondents still using film for diagnosis.

ITL plans to launch its ITL WarpSpeed PACS/RIS in the northeastern United States where the reputations of its founders and the product demonstration site at the Kingston Diagnostic Center are expected to enhance interests in the product and generate sales leads. ITL plans to market a fourth generation medical information management system which we believe is more open, usable and scalable than any currently available product. We plan to market ITL's WarpSpeed PACS/RIS through an in-house sales force supported by product advertising and promotion at industry trade shows. We will offer the product at a price point which is well within the reach of even the smallest hospital or imaging facility. We believe that we can offer systems with superior price/performance characteristics because of their unique, proprietary architecture. Assuming profitable regional sales, we intend to expand our sales force to market ITL's WarpSpeed PACS/RIS throughout the United States. We plan to distribute our PACS/RIS products via three channels:

                  - relationships with original equipment manufacturers,

                  - partnerships, and

                  - direct distribution through our sales representatives.

Relationships with Original Equipment Manufacturers: ITL has an agreement with Alpha Medical Inc. of New York to act as an OEM distributor for the ITL WarpSpeed PACS/RIS system. There are several large multi- national companies such as General Electric and IBM who have committed to entering the PACS/RIS market but have failed to either develop or acquire the technology needed to gain market share. We plan to pursue relationships with a large company whose in-house marketing, sales and support resources can be leveraged to propel ITL's products into national and international markets.

Partnerships: We have identified several companies whose interests are complementary with our goals. ITL will pursue mutually advantageous partnerships with firms which can provide access to markets, technology or service and support.

Direct Distribution: We will maintain an in-house sales and marketing staff to provide direct sales locally and nationally. They will advertise the product through trade shows, print advertisements and through our site on the Web. ITL will sell primarily to two target buyer groups; those who already have a PACS/RIS system in place and want a cost effective way of growing their system and small hospitals and imaging centers who want to start small and enter the PACS/RIS arena gradually.

Once we have secured a significant share of the PACS/RIS market, we intend to apply the same tools to capture other vertical markets. We intend to sustain growth through constant innovation.

ITL will sell to customers a license to use ITL's WarpSpeed PACS/RIS software along with third party hardware preloaded with our proprietary software, as a package, in order to eliminate the possibility of incompatibilities. ITL eventually plans to sell third- party hardware components, at a profit, to customers who wish to purchase system hardware from ITL in conjunction with their purchase of an ITL PACS/RIS.

However, we have no plan to institute hardware-only sales in conjunction with ITL's WarpSpeed PACS/RIS product launch and do not believe that supplying the hardware needs of our software customers is necessary to the competitive success of ITL's WarpSpeed PACS/RIS.

An alternative approach to marketing and sales will be to provide the system to the customer as an Application Service Provider. Under this type of arrangement, the customer would be charged a per use fee to view and archive image studies. The hardware would essentially be provided and owned by ITL. This type of contract would immediately provide recurring revenues. Combinations of both the ASP model and the capital equipment model may be employed, depending on the customer requirements.

Competition and Competitive Advantage

ITL will compete with a variety of companies in the United States and abroad which are marketing or developing PACS/RIS for the medical community. A number of highly competitive, smaller companies specialize in image management software and equipment and a smaller number of larger medical and computer equipment vendors have added PACS/RIS to their product line. To date no single company has captured a predominant share of the current market for PACS/RIS. In addition, a number of large hospital radiology centers are presently developing their own PACS/RIS for internal use. This trend may reduce the market for ITL's WarpSpeed PACS/RIS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize such products upon completion. ITL, together with all other PACS/RIS manufacturers, will also continue to compete for sales to some extent with producers of older diagnostic imaging technologies such as film-based x- rays, which remain the predominant medical imaging modalities.

         Currently available PACS/RIS systems can be divided into three basic configurations:

            - MiniPACS, which are small, modular systems comprising image viewstations, image capture stations and occasionally one or more small central servers.

            - HyperPACS that cluster capture and view station around a large central enterprise server.

            -   Web-based PACS/RIS.

            - MiniPACS systems, such as Line Imaging, Brit Systems, E-med, Sectra-Imtec AB and DR systems products, bundle some database management features into their viewstations, allowing them to hold images and intercommunicate without a large central server. As a result, an inexpensive entry-level solution can be assembled costing between $100,000-$500,000, and the system can be "grown" by aggregating viewstations and miniservers into a loose network. The communication is inherently point-to-point, however, and the systems lack features of a true client- server database management system such as protection of database integrity through record locking. These systems are also inherently more expensive to expand, since each "node" that is added must support more functionality and thus the hardware for each node is more expensive than it would be if it were supported by a large central database server. These networks also lack the advanced workflow management capabilities of hyper-PACS.

By contrast, vendors of hyperPACS systems, including Data General, GE Medical Systems, Agfa, Kodak, Siemens, Rogan, and MarkCare Systems, build their PACS/RIS systems around a large central enterprise server. These servers offer superior data protection, internet services, and increased up time through redundancy and fail- over protection. The entry level cost, however, is much higher than for miniPACS typically $800,000 - $2 million. While the view and capture stations sold by these vendors support a variety of hardware/operating system combinations, the servers are invariably UNIX based, requiring an in-house systems administrator earning $60,000 - $80,000 annually to keep them running. Finally, since these servers are "off-the shelf" enterprise servers, not designed specifically for PACS/RIS, many of the services they provide, such as automated work flow management through image routing and pre-fetching, must be "hard coded" by software engineers, making changes expensive and time-consuming.

In the last few years, Web-based PACS/RIS have emerged and are growing steadily in popularity. Several companies offer PACS/RIS based on a central image server that can be accessed through intranet or internet based viewers, including Fuji, Eastman Kodak, Stentor, and Emageon. In addition, several mini-PACS and hyper-PACS vendors also offer add-on web- based image distribution.

The primary advantage of web-based image management is scalability. It is easy and inexpensive to offer image access via web browser to referring physicians and on-call radiologists. The primary disadvantage is that most web-based technologies are of the "pull" type, i.e. the user must request an image before it can be sent to the client PC. Given the large size of diagnostic images and the wide range of user web-access bandwidth, the response of a web-based system may be slower than a traditional mini or hyper-PACS which can "push" the images onto the client machine BEFORE the user requests it - a technique called "pre-fetching".

         We believe that most available PACS/RIS systems have significant drawbacks such as:

                    - poor user interfaces,

                    - limited capabilities,

                    - lack of scalability, and

                    - prohibitive entry point purchase prices.

We believe that such drawbacks account in part for the fact that none of our competitors have been able to capture more than 30% of the market in recent years.

Protection of Proprietary Technology

Our ability to market a competitive PACS/RIS product depends in part on our success in protecting our proprietary interest in ITL's WarpSpeed PACS/RIS software so that competitors cannot duplicate its innovative design. The principal forms of protection available for software such as ITL's WarpSpeed PACS/RIS are copyright laws and common law trade secret protection. ITL has secured from its founders an assignment of all their rights and titles to ITL's WarpSpeed PACS/RIS software developed prior to ITL's incorporation and therefore, believes it owns the full rights to copyright ITL's WarpSpeed PACS/RIS software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non- disclosure, assignment of work- product and right-to-inventions as well as obligations of non- competition which continue for a period of two years from termination of his employment. ITL plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling our software, we expect to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of our software are sufficiently original to qualify for copyright protection or that we will be successful in preventing the unauthorized disclosure of our trade secrets. As a result, we may face competition from sales of products which are substantially similar to our own from which we will not benefit or we may not be entirely able to prevent such sales even though we may have the right to sue a person who makes unauthorized disclosure of our trade secrets.

We plan to pursue patent protection to the limited extent that patent protection is available and advisable for any element of our products. Patent protection may be available for certain aspects of our terminal interface technology and for certain limited components of our software, including certain proprietary algorithms developed for use in ITL's WarpSpeed PACS/RIS. We have not yet retained any intellectual property counsel or filed any application for the protection of our intellectual property.

Product Approval Process

We registered with the FDA as a medical device manufacturer. The FDA has classified our software products as exempt from the 510-K approval process. ITL's WarpSpeed PACS/RIS is immediately available for sale without restriction.

Although ITL is aware that there is an international market for products such as ITL's WarpSpeed PACS/RIS, we have no present plans to market ITL's WarpSpeed PACS/RIS in other countries, largely due to limited resources. However, should we decide to market ITL's WarpSpeed PACS/RIS in other countries, we would have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which we sought to market our products. Approval in one jurisdiction does not assure approval in another as the various federal, state, and local regulatory authorities are independent of each other.

         A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing.

Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously known problems, may result in restrictions on the product and/or manufacturer. The restrictions could include withdrawal of the product from the market.

Manufacturing

We do not expect to have any manufacturing operations for hardware or software. We expect to be able to produce sufficient copies of ITL's WarpSpeed PACS/RIS software for licenses using the software duplication capabilities of our beta site equipment. In the unlikely event that demand for copies of ITL's WarpSpeed PACS/RIS exceeds our capacity to produce them, we believe that we could quickly and inexpensively obtain copies from a computer service bureau in our area. Any hardware we sell will be purchased fully assembled from the original equipment manufacturer. We intend to contract with third parties for any required customization of hardware supplied to our customers.

Insurance

ITL has obtained computer product liability insurance, errors and omissions coverage, and general corporate liability insurance for claims arising from the use of ITL's WarpSpeed PACS/RIS. We risk exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of our products. There can be no assurance that the coverage obtained will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We may have problems:

         - maintaining such insurance,

         - obtaining additional insurance,

         - obtaining additional insurance at a reasonable cost, or

         - obtaining additional insurance in sufficient amounts to protect against losses which individually or in the aggregate could have a material adverse effect on our business.

Under the terms of our executive employment agreements we are obligated to maintain term life insurance for the benefit of Dr. Ryon, and Mr. Edwards each in the amount of $300,000, if this can be obtained on commercially reasonable terms.

Material Contracts


On August 19,2002, we closed an initial contract with Radiologix, Inc. for the sale of one of its WarpSpeed PACS/RIS systems. In addition, recurring monthly revenue in the form of a two year services agreement are being realized in the amount of approximately $40,000 per month.

In September, we applied for, and received, a line of credit from the M&T Bank in the amount of $75,000. Management believes the terms of the agreement are favorable to the Company.


We recently executed a five-year lease at $700 per month for office space at "Tech City", formerly the IBM facility in Kingston, NY. Tech City has become the home of many high technology firms in the Hudson Valley. The space is sufficient for both our growing research and development team and a sales/marketing force.

Currently, three additional systems, besides the Radiologix option, are in various stages of negotiations. We expect that at least one installation will occur in the first quarter of 2003.

Employees

We presently have four employees who essentially provide 100% of their professional time to the company.

Facilities

Our Corporate Headquarters are located at 602 Enterprise Drive, Kingston, NY 12401. ITL occupies approximately 1500 square feet of space with an option to expand as the need arises. ITL's telephone number is (845) 338-3366 and its facsimile number is (845)338-8880.

ITL believes that its current facilities will meet ITL's office needs for the foreseeable future.

Legal Proceedings

We are aware of no legal proceedings against ITL.

                                   MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their ages as of April 12, 2002 are as follows:


NAME                       AGE             TITLE

David Ryon                 57         Director and Chairman of the Board of
                                      Directors, President, Chief Executive
                                      Officer, and Principal Accounting
                                      Officer

Lewis M. Edwards           46         Director, Vice President of Research and
                                      Development, Chief Technical Officer

Richard V. Norell          57         Director


Robert G. Carpenter        65         Director


John J. Naccarato          70         Director

All directors of ITL hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, ITL's Bylaws provide for not less than one director nor more than fifteen. Currently, there are five directors of ITL. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. In April 2002, we appointed Richard V. Norell, Robert G. Carpenter and John J. Naccarato to our Board of Directors to fill three vacancies. There are no family relationships among any officers or directors of ITL.

DAVID RYON, MD, is a founder and principal stockholder of ITL and a co-developer of ITL's WarpSpeed PACS/RIS. He was appointed to the Board of Directors and appointed to serve as ITL's President and Chief Executive Officer in December 1997. Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York. Dr. Ryon operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C. in 1997. Dr. Ryon worked as a radiologist at the Kingston Hospital for five years before founding the Center. Dr. Ryon graduated as an M.D. cum laude from Albany Medical College in 1975 and served residencies in surgery and radiology at Albany Center Hospital. Among other post-graduate specialties, Dr. Ryon also trained as an Emergency Physician. Prior to becoming a physician, Dr. Ryon earned a B.S. in physics with high honors and an M.S. in engineering at the University of Rochester. He worked as an engineer at General Electric in the medical systems division after graduation where he gained experience in the patent process.


LEWIS M. EDWARDS is a founder and principal stockholder of ITL and a co-developer of ITL's WarpSpeed PACS/RIS. He was appointed to the Board of Directors and elected by the Board to serve as ITL's Vice President of Research and Development and Chief Technical Officer in December 1997 and is currently employed full time by ITL. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor until 2000. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM. He is a member of the IEEE and ACM professional societies and a charter member of the Microsoft Developer Network. He has provided computer-consulting services to Boeing, General Motors, Chrysler, Ford and the Federal government's FAA and ATC teams. He holds a BSEE magna cum laude from Princeton University and an MSCE from Syracuse University.

RICHARD V. NORELL was appointed to our Board of Directors in April 2002. Since 1995 he has served as a consultant in securities law compliance matters, after being employed 26 years with the U.S. Securities and Exchange Commission, Washington, D.C. in the Division of Enforcement, from 1972 to 1995. Mr. Norell acted as the Division's Chief of Market Surveillance overseeing the Division's investigators and financial analysts. In addition to implementing programs for detecting securities fraud and improper conduct, Mr. Norell advised the Director of the Division concerning policy issues and emerging problems in the securities industry. Mr. Norell graduated American University, Washington, D.C. with an MBA in Investment Analysis, University of Rochester, Rochester, N.Y. Bachelor of Arts, Economics. Mr. Norell currently resides in Great Falls, VA.

ROBERT G. CARPENTER was appointed to our Board of Directors in April 2002. Mr. Carpenter brings extensive business experience from a career spanning over 30 years in a succession of executive management positions overseeing technology, engineering, marketing and business development at Bell Research Labs in NJ, IBM Yorktown Heights Research Center, and IBM Development Labs in Kingston and Poughkeepsie, NY. Retired from IBM in 1991, Mr. Carpenter currently serves as Chief Engineering Liaison on a $6.7 million water facilities project in the County of Ulster, NY. Mr. Carpenter resides in Saugerties, NY.

JOHN J. NACCARATO was appointed to our Board of Directors in April 2002. He served for 26 years as District Representative to the late United States Congressman Hamilton Fish, Jr., with oversight responsibility for three District offices, under the direct supervision of Congressman Fish. From 1988 to the present, Mr. Naccarato has held the office of Ulster County Legislator, serving on Mental Health and Ways and Means committees, and chairing the Criminal Justice / Public Safety Committee. A former President of the Central Businessmen's Association, Mr. Naccarato serves on the Ulster County Community Action Board, United Way Board, City of Kingston Board of Assessment, and the board of the Catskill Regional OTB Corporation. Mr. Naccarato currently resides in Kingston, NY.

In the first quarter of 2002, Dr. Carlton T. Phelps was terminated for cause pursuant to the terms of his employment agreement, as Vice President of Finance and Administration, Chief Financial Officer, Secretary and Treasurer of ITL and resigned from the Board of Directors. The terms and circumstances of Dr. Phelps' departure are currently in dispute. Dr. David Ryon has been appointed our acting principal accounting officer as of March 5, 2002.

Limitation on Liability of Directors

As permitted by Delaware law, ITL's Certificate of Incorporation includes a provision which provides that a director of ITL shall not be personally liable to ITL or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to ITL or its stockholders, (ii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of ITL will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of ITL or any stockholder to obtain an injunction or any other type of non- monetary relief in the event of a breach of fiduciary duty. ITL believes this provision will assist in securing and retaining qualified persons to serve as directors.

                             EXECUTIVE COMPENSATION

ITL has not paid any compensation to its executive officers from its inception through December 31, 1999.

The following table sets forth information for each of the Company's fiscal years ended December 31, 2002, 2001, 2000, and 1999 concerning compensation of
(i) all individuals serving as the Company's Executive Officers during the fiscal year ended December 31, 2000 and (ii) each other Executive Officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended December 31, 2000:




                                   Annual Compensation
                                -------------------------

                                                                           Other             All Other
Name and Principal Position       Year     Salary($)     Bonus($)(2)     ($)Annual         Compensation($)
--------------------------------  ----     ---------     -----------     ------------     ----------------




David Ryon(1)                     2001      $150,000       $150,000           0                 0
Chairman, President and Chief     2000       150,000        150,000           0                (3)
Executive Officer                 1999             0              0           0                 0


Lewis Edwards(1)                  2001       150,000        150,000           0                 0
Vice President, Chief Technical   2000       150,000        150,000           0                (3)
Officer                           1999             0              0           0                 0

Carlton Phelps(1)                 2001       150,000        150,000           0                 0
Vice President, Chief Financial   2000       150,000        150,000           0                (3)
Officer, Secretary, Treasurer     1999             0              0           0                 0
           and Director




(1) Messrs. Ryon, Phelps and Edwards waived their salaries from ITL for the years ended December 31, 1999 and 1998. These salaries were not deemed material during this period. During the year ended December 31, 2000, Messrs. Ryon, Phelps and Edwards deferred $136,407, $51,923 and $109,615, respectively. During the year ended December 31, 2001, Dr. Ryon deferred $122,596 of his salary. For the first nine months of 2002 Dr. Ryon deferred $110,000.


(2) Messrs. Ryon, Phelps and Edwards were each issued 500,000 shares of preferred stock in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that we were offering for sale through a private placement.

(3) See "Option Grants in Last Fiscal Year" below

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2000. No options were granted during 2001 or 2002. We have never granted any stock appreciation rights.




                   INDIVIDUAL GRANTS (1)

                    NUMBER OF        PERCENT OF
                    SECURITIES       TOTAL OPTIONS
                    UNDERLYING       GRANTED IN         EXERCISE
                    OPTIONS          EMPLOYEES IN       PRICE PER       EXPIRATION
NAME                GRANTED          2000 (2)           SHARE ($)       DATE
-------           -------------      -------------      ----------      -------------


David Ryon          1,000,000         33.33%              $.33         December 31, 2009

Lewis Edwards       1,000,000         33.33%              $.33         December 31, 2009



(1) Each option represents the right to purchase one share of common stock. The options shown in this table were all granted under our Stock Option Plan.

(2) In the year ended December 31, 2000, we granted options to employees to purchase an aggregate of 3,000,000 shares of common stock.

(3) Mr. Phelps options are null and void according to the Company's stock option plan. During the nine months ending September 30, 2002, upon Mr. Phelps termination, the Company cancelled one million stock options previously granted to him.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2001. The value of unexercised options held by any such persons as of December 31, 2001 was as follows for each of Messrs. Ryon and Edwards (the only such option holders):

Total number of shares underlying unexercised options      1,000,000
Exercisable options                                          200,000
Unexercisable options                                        800,000
Value of in-the-money options                               $ 24,000

Compensation of Directors

Our directors were not compensated for their services in 2001. We reimburse directors for their expenses of attending meetings of the Board of Directors.

Employment Agreements

David Ryon is engaged as President, Chief Executive Officer and Principal Accounting Officer of ITL and Lewis M. Edwards was engaged as Vice President and Chief Technical Officer. Each has been signed a three-year contract which expired December 31, 2002 (extensions are currently in the process of negotiation) provided them with the following:

        - a minimum annual base salary of $150,000 payable in regular equal installments in accordance with our general payroll practices.

        - an annual performance bonus at the end of each calendar year as determined in good faith by the Board based upon its annually established goals.

        - participation in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which we may now or hereafter in the Board of Directors' discretion make available generally to its executives or employees.

        - term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of base salary, unless such insurance is not available at commercially reasonable rates.

        - an automobile for business use in accordance with Image Technology's standard policy for senior executive officers.

Stock Option Plan

In January 1998, ITL's stockholders ratified ITL's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of ITL's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include our employees, consultants and nonemployee directors. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of our common shares on the date of grant. The exercise price of an incentive stock option granted to an optionee which holds more than ten percent of the combined voting power of all classes of stock of ITL must be at least 110% of the fair market value on the date of grant. The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.

On January 1, 2000, we granted options under the plan to David Ryon, Carlton Phelps, and Lewis M. Edwards, our three founders, for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share, approximately 110% of the fair market value on the date of grant, which are exercisable through December 31, 2009. As of first quarter of 2002 Carlton Phelps was terminated for cause resulting in all options issued to Carlton Phelps to be null and void.

No options were granted or exercised prior to January 1, 2000.


                      PRINCIPAL AND SELLING SECURITY HOLDER

The shares of common stock may be offered and sold from time to time by the selling shareholder or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholder. Except as otherwise provided, the selling shareholder has not, nor within the past three years has had, any position, office or other material relationship with ITL or any of its predecessors or affiliates. Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, no estimate can be given as to the number of shares of common stock which will be held by the selling shareholders upon termination of any such sales.

In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


Security Ownership of Management





Name, Title and Address         Title of Class          Shares Beneficially
-----------------------         --------------          -------------------
of beneficial owners                                            Owned
--------------------                                    -----------------------
                                                        Number          Percent
--------------------------------------------------------------------------------

David Ryon, M.D.                Common Stock            2,914,584       24.24%
CEO, President
and Director                    Preferred Stock           500,000       33.33%
602 Enterprise Drive
Kingston, New York 12401

--------------------------------------------------------------------------------
Lewis M. Edward                 Common Stock            2,429,583       20.81%
Chief Technical Officer
and Director                    Preferred Stock           500,000       33.33%
602 Enterprise Drive
Kingston, New York 12401

--------------------------------------------------------------------------------
Carlton T. Phelps, M.D.         Common Stock            2,429,583       20.81%
602 Enterprise Drive
Kingston, New York 12401        Preferred Stock           500,000       33.33%

--------------------------------------------------------------------------------
Richard V. Norell               Common Stock              173,000         1.5%
Director
602 Enterprise Drive
Kingston, New York 12401

--------------------------------------------------------------------------------

Rober G. Carpenter              Common Stock               60,000           *
Director
602 Enterprise Drive
Kingston, New York 12401
--------------------------------------------------------------------------------

John J. Naccarato               Common Stock               35,000           *
Director
602 Enterprise Drive
Kingston, New York 12401

--------------------------------------------------------------------------------

All officers and directors      Common Stock            8,041,750       65.7%
as a group                      Preferred Stock         1,500,000       100%


--------------
* Less than 1%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


During January 2002, ITL received net proceeds of $100,000 from the sale of 400,000 shares of common stock to Kingston Diagnostic Radiology, P.C. pension fund, the sole beneficiary of which is Dr. Ryon, our President, Chief Executive Officer and Principal Accounting Officer.

During September 2002, the Company completed another private placement pursuant to which it sold 75,000 shares of common stock to its principal stockholder at $.28 per share (the approximate fair value of the shares at the time of sale) and received proceeds of $21,000.

                            MARKET FOR OUR SECURITIES

ITL's Common Stock and Warrants currently trade on the Over-the-Counter Bulletin Board ("OTCBB") under the symbols "IMTL", "IMTLW" and "IMTLZ", respectively. These securities commenced trading on December 15, 2000. As of February 2003, the number of holders of record of Common Stock, Warrant IMTLW and Warrant IMTLZ was 209, 23, and 167 respectively.

Between December 15, 2000 and February 11, 2003, ITL's common stock closed highest on May 11, 2001, at $0.94 and closed lowest on December 30, 2002 $0.11. Between December 15, 2000 and February 11, 2003, the IMTLW (.40 wt.) closed at the highest on October 1, 2001, at $0.25 and closed the lowest on January 6, 2003 at $0.04. Between December 15, 2000 and February 11, 2003, the IMTLZ (.50 wt.) closed at the highest on May 14, 2001, at $0.25 and closed the lowest on December 30, 2002, at $0.05.

The following table sets forth the range of the high and low closing bid prices per share of our common stock during each of the calendar quarters identified below. These bid prices were obtained from the OTC Bulletin Board Quarterly Quote Summary Report received from Bloomberg Trading Market Services and the Standard & Poor's Comstock, and do not necessarily reflect actual transactions, retail markups, markdowns or commissions.

        THE HIGH AND LOW BID SALES PRICES FOR THE EQUITY FOR EACH FULL QUARTERLY PERIOD SINCE TRADING COMMENCED WITHIN THE TWO MOST RECENT FISCAL YEARS AND ANY SUBSEQUENT INTERIM PERIOD FOR WHICH FINANCIAL STATEMENTS ARE INCLUDED ARE AS
FOLLOWS:
--------------------------------------------------------------------------------
             Year       Quarter      High Bid   Low Bid
             2001       1st           0.90       0.30
             2001       2nd           0.94       0.40
             2001       3rd           0.64       0.42
             2001       4th           0.30       0.27
             2002       1st           0.59       0.40
             2002       2nd           0.54       0.38
             2002       3rd           0.51       0.30
--------------------------------------------------------------------------------
        We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of Sept. 30, 2002, there were outstanding 12,232,462 shares of common stock and 1,500,000 shares of preferred stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences which may be applicable to the holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of ITL, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series and to increase, but not above the total number of authorized shares of preferred stock, or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series without further vote or action by the stockholders.

The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. On January 7, 2000 we issued 1,500,000 shares of preferred stock to our three founders in connection with the commencement of their employment contracts on January 1, 2000. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.

Warrants


Each Class A $.40 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.40 per share and each Class B $.50 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share (collectively, the "Warrants"). Unless previously redeemed, the Warrants are exercisable at any time up until October 15, 2003. The Warrants are transferable separately from the common stock. The Warrants are subject to redemption by ITL at $.05 per warrant if the common stock closing bid price exceeds $1.00 for 10 consecutive trading days ending within 15 days of the date as of which the notice of redemption is given.

On February 11, 2003, our Board of Directors authorized the reduction of the exercise price of both the Class A $.40 warrants and our Class B $.50 warrants to $.20 for each Class during the period commencing February 18, 2003 and ending on July 1, 2003. Thereafter the exercise price will revert to $.40 and $.50 cents respectively. Holders of the Warrants will automatically forfeit their rights to purchase the shares of common stock issuable under such warrants unless the warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding warrants of a class must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each registered holder of Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption.


The Warrants may be exercised upon surrender of the certificate(s) therefore on or prior to the expiration or the redemption date at the offices of ITL's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment, in the form of a certified check payable to the order of ITL, of the full exercise price for the number of Warrants being exercised.

The Warrants contain provisions which protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise upon the occurrence of certain events, including issuances of common stock, or securities convertible, exchangeable or exercisable into common stock, at less than market value, stock dividends, stock splits, mergers, sale of substantially all of ITL's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under any stock option or other benefit plan offered to employee, officers or directors of ITL, (ii) the sale or exercise of outstanding options or warrants or (iii) the conversion of shares of ITL's preferred stock to common stock.

ITL is not required to issue fractional shares of common stock, and instead will make a cash payment based upon the current market value of such fractional shares. The holders of the Warrants will not possess any rights as shareholders of ITL unless and until such warrants have been exercised for shares of common stock.

Anti-takeover Effects of Provisions of Our Charter, Our By-laws and Delaware Law

Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the president and must be called by the president or the secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our Secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

         - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

Limitation of Liability and Indemnification

Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

           The warrants and underlying shares offered by this prospectus may be sold from time to time by selling stockholders. The selling stockholders may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

           - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
           - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and
           - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

           In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker- dealers which participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

           If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

           - the name of each of the participating broker-dealers,
           - the number of shares involved,
           - the price at which the shares were sold,
           - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,
           - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
           - any other facts material to the transaction.

           Image Technology will not receive any of the proceeds of shares sold by the selling stockholders.


                         SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 12,232,462 shares of common stock at September 30, 2002. Of these shares, only approximately 4,190,712 are freely tradable without restriction, except for restrictions imposed by certain state regulatory authorities, or registration under the Securities Act, except that any shares purchased by an "affiliate" of ITL, as defined in the rules and regulations promulgated under the Securities Act, will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining shares of outstanding common stock were issued and sold by ITL in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by ITL or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of ITL may sell shares of common stock after at least one year has elapsed since such shares were acquired from ITL or an affiliate of ITL. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of ITL (and who has not been an affiliate of ITL for 90 days prior to the sale) and who has beneficially owned shares acquired from ITL or an affiliate of ITL for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.


No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.


                                  LEGAL MATTERS


James J. Quinlan, Esq., Tampa, Florida, has advised us with respect to the validity of the securities offered by this prospectus.


                                     EXPERTS


The financial statements of Image Technology Laboratories, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000 for the period from January 1, 1998 (date of inception) to December 31, 2001 included in this Prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report appearing elsewhere in this Prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. However, this prospectus does contain all material information about the contents of any contract, agreement or other document filed as an exhibit to the registration statement and to which this prospectus refers. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.


You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

Report of Independent Public Accountants                                   F-2

Balance Sheet
    December 31, 2001                                                      F-3

Statements of Operations
    Years Ended December 31, 2001 and 2000 and Period From January 1, 1998
    (Date of Inception) to December 31, 2001                               F-4

Statements of Changes in Stockholders' Equity (Deficiency)
    Years Ended December 31, 2001 and 2000 and Period From
    January 1, 1998 (Date of Inception) to December 31, 2001               F-5

Statements of Cash Flows
    Years Ended December 31, 2001 and 2000 and Period From January 1, 1998
    (Date of Inception) to December 31, 2001                               F-6

Notes to Financial Statements                                           F-7/15

Condensed Balance Sheet
     September 30, 2002 (Unaudited)                                       F-16

Condensed Statements of Operations
     Nine Months Ended September 30, 2002 and 2001 (Unaudited)            F-17

Condensed Statement of Changes in Stockholders' Deficiency
    Nine Months Ended September 30, 2002 (Unaudited)                      F-18

Condensed Statements of Cash Flows
     Nine Months Ended September 30, 2002 and 2001 (Unaudited)            F-19

Notes to Condensed Financial Statements (Unaudited)                    F-20/23

                                      * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Image Technology Laboratories, Inc.


We have audited the accompanying balance sheet of Image Technology Laboratories, Inc. (A Development Stage Company) as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Technology Laboratories, Inc. as of December 31, 2001, and its results of operations and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (date of inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                                   J.H. COHN LLP


Roseland, New Jersey
February 6, 2002






                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                                December 31, 2001




                                     ASSETS


Current assets - cash and cash equivalents                          $   151,730

Equipment, net of accumulated depreciation of $4,598                     42,948
                                                                    -----------

       Totals                                                       $   194,678
                                                                    ===========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                           $    37,911
    Notes payable to stockholders                                         5,200
                                                                    -----------
          Total current liabilities                                      43,111

Accrued compensation payable to stockholders                            420,541
                                                                    -----------
          Total liabilities                                             463,652
                                                                    -----------

Commitments

Stockholders' deficiency:
    Preferred stock, par value $.01 per share; 5,000,000 shares
       authorized; 1,500,000 shares issued and outstanding               15,000
    Common stock, par value $.01 per share; 50,000,000 shares
       authorized; 11,272,712 shares issued and outstanding             112,727
    Additional paid-in capital                                        1,587,118
    Unearned compensation                                              (150,000)
    Deficit accumulated in the development stage                     (1,833,819)
                                                                    -----------
          Total stockholders' deficiency                               (268,974)
                                                                    -----------

          Totals                                                    $   194,678
                                                                    ===========











See Notes to Financial Statements.






                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Operations
                     Years Ended December 31, 2001 and 2000
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 2001




                                               2001              2000        CUMULATIVE
                                            ------------    ------------    ------------


Revenues - related party                    $     21,375    $       --      $     21,375
                                            ------------    ------------    ------------

Expenses:
    Research and development                     635,694         633,798       1,269,492
    General and administrative                   354,765         211,797         585,702
                                            ------------    ------------    ------------
       Totals                                    990,459         845,595       1,855,194
                                            ------------    ------------    ------------

Net loss                                    $   (969,084)   $   (845,595)   $ (1,833,819)
                                            ============    ============    ============

Basic net loss per share                    $       (.08)   $       (.08)
                                            ============    ============

Basic weighted average shares outstanding     12,589,041      10,370,047
                                            ============    ============
















See Notes to Financial Statements.






                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

            Statement of Changes in Stockholders' Equity (Deficiency)
                     Years Ended December 31, 2001 and 2000
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2001


                                               PREFERRED STOCK                   COMMON STOCK            ADDITIONAL       COMMON
                                           NUMBER                           NUMBER                       PAID-IN          STOCK
                                             OF                               OF                         CAPITAL       SUBSCRIPTION
                                           SHARES       AMOUNT              SHARES      AMOUNT                          RECEIVABLE
                                         ------------------------------------------------------------------------------------------


Issuance of shares effective
  as of January 1, 1998 to
  founders                                                                 7,288,750    $     72,887    $    (51,637)
Net loss
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1998                                                 7,288,750          72,887         (51,637)
Net loss
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 1999                                                 7,288,750          72,887         (51,637)

Issuance of preferred stock in
   exchange for services                   1,500,000    $     15,000                                         435,000
Issuance of common stock in
   exchange for services                                                     250,000           2,500          72,500
Sales of units of common stock
   and warrants through private
   placement, net of expenses,
   in February 2000                                                          799,729           7,997         171,923
Subscription for units of
   common stock and warrants through
   private placement                                                          33,333             333           9,667    $   (10,000)
Sales of units of common stock
   and warrants through public
   offering completed in October
   2000, net of expenses                                                   2,591,050          25,911         813,951
Amortization of unearned compensation
Net loss
                                         ------------------------------------------------------------------------------------------


Balance, December 31, 2000                 1,500,000          15,000      10,962,862         109,628       1,451,404        (10,000)
Issuance of common stock upon
   exercise of warrants                                                      309,850           3,099         135,714
Amortization of unearned compensation
Receipt of subscription receivable                                                                                           10,000
Net loss
                                         ------------------------------------------------------------------------------------------


Balance, December 31, 2001                 1,500,000    $     15,000      11,272,712    $    112,727    $  1,587,118   $       --
                                        ============    ============    ============    ============    ============   ============





                                                        DEFICIT
                                                     ACCUMULATED          TOTAL
                                                       IN THE         STOCKHOLDERS'
                                      UNEARNED       DEVELOPMENT        EQUITY
                                    COMPENSATION        STAGE        (DEFICIENCY)
                                    ------------------------------------------------




Issuance of shares effective
  as of January 1, 1998 to
  founders                                                              $     21,250
Net loss                                                $    (18,407)        (18,407)
                                        --------------------------------------------
Balance, December 31, 1998                                   (18,407)          2,843
Net loss                                                        (733)           (733)
                                        --------------------------------------------

Balance, December 31, 1999                                   (19,140)          2,110

Issuance of preferred stock in
   exchange for services                $   (450,000)
Issuance of common stock in
   exchange for services                                                      75,000
Sales of units of common stock
   and warrants through private
   placement, net of expenses,
   in February 2000                                                          179,920
Subscription for units of
   common stock and warrants through
   private placement
Sales of units of common stock
   and warrants through public
   offering completed in October
   2000, net of expenses                                                     839,862
Amortization of unearned compensation        150,000                         150,000
Net loss                                                    (845,595)       (845,595)
                                        --------------------------------------------



Balance, December 31, 2000                  (300,000)       (864,735)        401,297
Issuance of common stock upon
   exercise of warrants                                                      138,813
Amortization of unearned compensation        150,000                         150,000
Receipt of subscription receivable                                            10,000
Net loss                                                    (969,084)       (969,084)

                                        --------------------------------------------



Balance, December 31, 2001              $   (150,000)   $ (1,833,819)   $   (268,974)
                                        ============    ============    ============





See Notes to Financial Statements.





                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
                     Years Ended December 31, 2001 and 2000
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2001




                                                             2001            2000        CUMULATIVE
                                                          -----------    -----------   -------------

Operating activities:

    Net loss                                              $  (969,084)   $  (845,595)   $(1,833,819)
    Adjustments to reconcile net loss to
       net cash used in operating activities:
       Amortization of unearned compensation                  150,000        150,000        300,000
       Amortization of capitalized software                                    2,186          2,186
       Depreciation                                             4,598                         4,598
       Common stock issued for services                                       75,000         75,000
       Changes in operating assets and liabilities:
          Accounts payable and accrued expenses                17,248         20,663         37,911
          Accrued compensation payable to stockholders        122,596        297,945        420,541
                                                          -----------    -----------    -----------
              Net cash used in operating activities          (674,642)      (299,801)      (993,583)
                                                          -----------    -----------    -----------

Investing activities:
    Software costs capitalized                                                               (2,186)
    Purchase of equipment                                     (47,546)                      (47,546)
                                                          -----------                   -----------
              Net cash used in investing activities           (47,546)                      (49,732)
                                                          -----------                   -----------

Financing activities:
    Proceeds from issuance of notes payable to
       stockholders                                                              100          5,200
    Proceeds from issuance of common stock                    138,813                       170,063
    Receipt of subscription receivable                         10,000
    Net proceeds from private placement and public
       offering of units of common stock and warrants                      1,024,782      1,024,782
    Payments of deferred private placement costs                                             (5,000)
                                                          -----------    -----------    -----------
              Net cash provided by financing activities       148,813      1,024,882      1,195,045
                                                          -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents         (573,375)       725,081        151,730

Cash and cash equivalents, beginning of period                725,105             24           --
                                                          -----------    -----------    -----------

Cash and cash equivalents, end of period                  $   151,730    $   725,105    $   151,730
                                                          ===========    ===========    ===========






See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 1 - Business:
               Image Technology Laboratories, Inc. (the "Company") was incorporated on December 5, 1997 and commenced operations on January 1, 1998. The Company is in the process of developing picture archiving and communications software, known in the medical industry as "PACS," which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

               The RIS portion of the system inputs and stores patient demographics, along with the appropriate insurance, billing and scheduling information required to complete the patient's visit. All of the data is retained in standard formats, including the DICOM and HL-7 standards.

               As of December 31, 2001, the Company's operations have been limited to organizational activities and have not generated any significant revenues from operations through that date. Accordingly, the Company is considered a "development stage company" for financial reporting purposes.

               As of December 31, 2001, the Company has cash and cash equivalents of approximately $152,000 and working capital of approximately $109,000. However, since inception, the Company has incurred losses resulting in an accumulated deficit of approximately $1,834,000 at December 31, 2001. The Company currently has no significant sources of revenues and expects to incur additional losses for the foreseeable future. In addition, the Company has only recently introduced its product to market and does not expect to generate any significant revenues prior to the second quarter of the year ending December 31, 2002. Further, as of December 31, 2001, the stockholders have deferred until 2003 approximately $421,000 of compensation due them under their employment agreements.

               On April 4, 2002, the Company entered into a letter of intent with a company for the purchase of one of the Company's systems at fair market value and a service agreement. The Company is anticipating to generate approximately $700,000 in annual fees under this agreement. The agreement is anticipated to close no later than May 1, 2002, unless mutually extended. In addition, the Company is currently negotiating similar agreements with other companies.

               If the aforementioned contract does not close, as anticipated, the Company estimates that it will need additional financing of $200,000, either by debt or equity financing to fund its planned operations beyond its current level over the next 12 months over and above the $100,000 it received in January 2002 from the sale of 400,000 shares of common stock in a private placement. At the present time, except for the commitment of the Company's principal stockholder to fund the $200,000, the Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. Management believes that even if the principal stockholder funds the additional working capital of $200,000 it will enable the Company to meet its obligations and fund its operations through at least December 31, 2002.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 2 - Summary of significant accounting policies:
               Use of estimates:
                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

               Cash equivalents:
                  Cash equivalents include all highly-liquid investments with an original maturity of three months or less when acquired.

               Revenue recognition:
                  Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectibility is assured, which is usually when the Company delivers the diagnostic images in digital format to the customer. During the year ended December 31, 2001 and the period from January 1, 1998 (date of inception) to December 31, 2001, the Company earned revenue of $21,375 from Kingston Diagnostic Radiology, P.C., a company wholly-owned by one of the principal stockholders.

               Concentrations of credit risk:
                  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, the Company's cash and cash equivalent balances exceed the insured amount under the Federal Deposit Insurance Corporation of $100,000. At December 31, 2001, the Company was not exposed to such risk.

               Software development costs:
                  Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company is required to charge the costs of creating a computer software product to research and development expense as incurred until the technological feasibility of the product has been established; thereafter, all related software development and production costs are required to be capitalized.

                  Commencing upon the initial release of a product, capitalized software development costs and any costs of related purchased software are generally required to be amortized over the estimated economic life of the product or based on current and estimated future revenues. Thereafter, capitalized software development costs and costs of purchased software are reported at the lower of unamortized cost or estimated net realizable value. Due to the inherent technological changes in the software development industry, estimated net realizable values or economic lives may decline and, accordingly, the amortization period may have to be accelerated.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 2 - Summary of significant accounting policies (continued):
               Equipment:
                  Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which range from five to seven years.

               Impairment of long-lived assets:
                  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as goodwill and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

               Income taxes:
                  The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

               Net earnings (loss) per common share:
                  The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share is calculated by dividing net income or loss applicable to common stock by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period. The rights of the Company's preferred and common stockholders are substantially equivalent. The Company has included the 1,500,000 preferred shares from the date of their issuance in the weighted average number of shares outstanding in the computation of basic loss per share for the years ended December 31, 2001 and 2000 in accordance with the "two class" method of computing earnings
                  (loss) per share set forth in SFAS 128.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 2 - Summary of significant accounting policies (concluded):
               Net earnings (loss) per common share (concluded):
                  Since the Company had net losses in 2001 and 2000, the assumed effects of the exercise of 3,000,000 options outstanding at December 31, 2001 and 2000 and 3,364,262 and 3,674,112
                  warrants outstanding at December 31, 2001 and 2000 would have been anti-dilutive.

                  The weighted average common shares outstanding shown in the accompanying statements of operations have been retroactively adjusted for a 388.733 for 1 stock split that was effected on January 7, 2000 (see Note 5).

               Stock options:
                  In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.


Note 3 - Equipment:
               Equipment consists of the following:

                  Equipment                                         $42,046
                  Furniture                                           5,500
                                                                    -------
                      Total                                          47,546
                  Less accumulated depreciation                       4,598
                                                                    -------

                      Total                                         $42,948
                                                                    =======

               Depreciation expense amounted to $4,598 during the year ended December 31, 2001 and the period from January 1, 1998 (date of inception) to December 31, 2001.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 4 - Notes payable to stockholders:
               Notes payable to stockholders with a principal balance of $5,200 at December 31, 2001 were noninterest bearing and due on demand.


Note 5 - Stockholders' equity (deficiency):
               Preferred stock:
                  As of December 31, 2001, the Company was authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. No shares of preferred stock had been issued as of December 31, 1999. Under the Company's Articles of Incorporation, the Board of Directors, within certain limitations and restrictions, can fix or alter preferred stock dividend rights, dividend rates, conversion rights, voting rights and terms of redemption including price and liquidation preferences.

               Issuance of preferred stock to founders: On January 7, 2000, the
                  Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment agreements on January 1, 2000 (see Note 9). The preferred shares will have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock including one vote for each share held on all matters to be voted on by the Company's stockholders.

                  Since the rights of the Company's preferred and common stockholders are substantially equivalent, the preferred shares were valued at $.30 per share based on the price of units of common stock and warrants that the Company sold through the private placement that was completed on February 4, 2000. The aggregate fair value of the preferred shares of $450,000 has been recorded as unearned compensation and reflected as a reduction of stockholders' equity, net of accumulated amortization, in the accompanying balance sheet as of December 31, 2001. The unearned compensation is being charged to the Company's operations over the terms of the respective employment agreements.

               Common stock:
                  As of December 31, 1999, the Company was also authorized to issue up to 50,000,000 shares of common stock with a par value of $.01 per share. As of that date, it had issued 18,750 shares of common stock to its founding stockholders for total cash consideration of $21,250 in January 1998.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 5 - Stockholders' equity (deficiency) (concluded):
               Private placement of units:
                  On February 4, 2000, the Company completed a private placement of 799,729 units, at $.30 per unit, that was exempt from registration under the Securities Act of 1933 and received proceeds of $239,920 before related expenses of $60,000. Each unit was comprised of one share of common stock and one warrant. In addition, the Company issued 250,000 warrants to the broker who arranged the private placement of units. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires on October 15, 2003.

               Stock subscription receivable:
                  An investor subscribed to purchase 33,333 units, at $.30 per unit, for a total subscription price of $10,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires on October 15, 2003. During 2001, the Company received the proceeds of the subscription receivable.

               Shares for services:
                  During March 2000, the Company issued 250,000 shares of common stock for the payment of legal services. The common shares and legal services were valued at a total of $75,000, or $.30 per share based on the price of units sold through the private placement that was completed on February 4, 2000.

               Initial public offering:
                  During 2000, the Company filed a registration statement with the Securities and Exchange Commission related to an initial public offering of a minimum of 1,500,000 units, on a best-efforts, all-or-none basis and an additional 1,500,000 units on a best-efforts basis. Each unit offered consists of one share of common stock and one warrant. Each warrant will give the holder the right to purchase one share of common stock at the initial exercise price of $.50 per share, expire on October 15, 2003 and be redeemable by the Company at $.05 per warrant if the closing bid price of the common stock exceeds $1.00 for ten consecutive trading days. Management intends to use the proceeds for working capital and general corporate purposes.

                  As of October 15, 2000, the date the offering closed, the Company sold 2,591,050 units at $.40 per unit from which it received proceeds of $839,862, net of related expenses of $196,558.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements

Note 6 - Income taxes:
               As of December 31, 2001, the Company had net operating loss carryforwards of approximately $1,413,000 available to reduce future Federal and state taxable income which will expire at various dates through 2021. The Company's only other material temporary difference as of that date was approximately $421,000 of accrued officers' compensation. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $734,000 related to the net operating loss carryforwards ($566,000) and future deductibility of the officers' compensation ($168,000) by an equivalent valuation allowance as of December 31, 2001.

               The Company had also offset the potential benefits from net operating loss carryforwards of approximately $227,000, $7,600 and $7,200 by an equivalent valuation allowance as of December 31, 2000, 1999 and 1998, respectively and accrued officers' compensation of approximately $119,000 as of December 31, 2000. Although the Company had pre-tax losses in each period, income tax benefit is included in the accompanying statements of operations as a result of the increases in the valuation allowance of $388,000, $338,400, $400 and $7,200 in 2001, 2000,
               1999 and 1998, respectively.


Note 7 - Fair value of financial statements:
               The Company's financial instruments at December 31, 2001 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts payable and accrued expenses, notes payable to stockholders and accrued compensation payable to stockholders. In the opinion of management, cash and cash equivalents and accounts payable and accrued expenses were carried at fair value because of its liquidity and short-term maturity. Because of the relationship of the Company and its stockholders, there is no practical method that can be used to determine the fair value of the notes payable to stockholders and accrued compensation payable to stockholders.


Note 8 - Stock option plan:
               In January 1998, the Company's stockholders ratified the Company's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of the Company's common stock may be granted to key personnel in the form of incentive stock options and nonqualified stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include employees of the Company, consultants to the Company and nonemployee directors of the Company. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of the Company's common shares on the date of grant (the exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value on the date of grant). The maximum term of any stock option granted may not exceed ten years from the date of grant and options generally vest over three years.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements


Note 8 - Stock option plan (concluded):
               Since the Company has elected to use the provisions of APB 25 in accounting for stock options, no earned or unearned compensation cost will be recognized in the financial statements for stock options granted to employees at exercise prices that are equal to or greater than the fair market value of the Company's common stock on the date of grant. Instead, the Company makes the pro forma disclosures required by SFAS 123 of net loss as if a fair value based method of accounting for stock options had been applied.

               On January 1, 2000, the Company granted options to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009.

               The pro forma amounts computed as if the Company had elected to recognize compensation cost for all stock options granted to employees based on the fair value of the options at the date of grant as prescribed by SFAS 123 and the related historical amounts reported in the accompanying statements of operations are set forth below:


                                                                                        2001                 2000
                                                                                  ----------------      ---------------


                  Net loss - as reported                                            $    (969,084)        $    (845,595)
                  Net loss - pro forma                                                 (1,129,084)           (1,005,595)
                  Basic loss per share - as reported                                        $(.08)                $(.08)
                  Basic loss per share - pro forma                                          $(.09)                $(.10)

                  The fair value of each option granted was estimated as of the date of grant using the Black-Scholes Option-Pricing-Model with the following weighted average assumptions:

                  Expected volatility                                                                                29%
                  Risk-free interest rate                                                                             6%
                  Expected years of option term                                                                      10
                  Expected dividends                                                                                  0%



Note 9 - Employment agreements:
               During December 1999, the Company entered into employment agreements with its three founders that became effective on January 1, 2000 and obligate the Company to make an aggregate payment of $150,000 in the year ending December 31, 2002.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 10- Subsequent event:
               During January 2002, the Company entered into an agreement with an investor relations firm. In exchange for marketing services, the Company granted 450,000 shares of common stock and 100,000 two-year warrants with a $3.00 exercise price.

               The services will be valued at approximately $112,500 based on the fair value of the shares of common stock on the date the agreement was entered into.

               During January 2002, the Company negotiated the sale of 400,000 shares of its common stock for $100,000.



                                      * * *






                       Image Technology Laboratories, Inc.

                             Condensed Balance Sheet
                               September 30, 2002
                                   (Unaudited)




                                     ASSETS


Current assets - cash and cash equivalents                          $   191,680

Equipment, net                                                           36,052
                                                                    -----------

            Total                                                   $   227,732
                                                                    ===========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                           $    55,687
    Notes payable to stockholders                                         5,200
                                                                    -----------
            Total current liabilities                                    60,887

Deferred revenues                                                       128,333
Accrued compensation payable to stockholders                            530,080
                                                                    -----------
            Total liabilities                                           719,300
                                                                    -----------

Commitments

Stockholders' deficiency:
    Preferred stock, par value $.01 per share; 5,000,000 shares
        authorized; 1,500,000 shares issued and outstanding              15,000
    Common stock, par value $.01 per share; 50,000,000 shares
        authorized; 12,232,462 shares issued and outstanding            122,325
    Additional paid-in capital                                        1,827,395
    Unearned compensation                                               (25,000)
    Unearned marketing expense                                          (56,250)
    Accumulated deficit                                              (2,375,038)
                                                                    -----------
            Total stockholders' deficiency                             (491,568)
                                                                    -----------

            Total                                                   $   227,732
                                                                    ===========








See Notes to Condensed Financial Statements.





                       Image Technology Laboratories, Inc.

                       Condensed Statements of Operations
                  Nine Months Ended September 30, 2002 and 2001
                                   (Unaudited)







                                     2002           2001
                                 ------------    ------------
Revenues:

    Service income               $   207,800
    Software license fees             11,667
                                 -----------
        Total                        219,467
                                 -----------


Costs and expenses:
    Research and development         378,750    $   484,335
    Sales and marketing               65,626
    General and administrative       316,310        170,180
                                 -----------    -----------
        Totals                       760,686        654,515
                                 -----------    -----------
Net loss                         $  (541,219)   $  (654,515)
                                 ===========    ===========


Basic net loss per share         $      (.04)    $     (.05)
                                 ===========     ==========


Basic weighted average shares
    outstanding                   13,287,998     12,539,975
                                 ===========     ==========












See Notes to Condensed Financial Statements.




                       Image Technology Laboratories, Inc.

           Condensed Statement of Changes in Stockholders' Deficiency
                       Nine Months Ended September 30,2002
                                   (Unaudited)






                             PREFERRED STOCK         COMMON STOCK          ADDI-                                            TOTAL
                            NUMBER                NUMBER                  TIONAL    UNEARNED   UNEARNED       ACCUMU-       STOCK-
                              OF                    OF                   PAID-IN    COMPEN-    MARKETING       LATED       HOLDERS'
                            SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL     SATION     EXPENSE        DEFICIT   DEFICIENCY
                            ------     ------     ------      ------     -------     ------     -------        -------   ----------

Balance, January 1, 2002   1,500,000  $  15,000  11,272,712 $ 112,727   $1,587,118  $(150,000)               $(1,833,819) $(268,974)

Sales of shares of
  common stock
  through private
  placement                                         475,000     4,750      116,250                                          121,000

Issuance of common
  stock upon
  exercise of
  warrants                                           34,750       348       16,027                                           16,375

Issuance of common
  stock for services
  to be rendered                                    450,000     4,500      108,000                $(112,500)

Amortization of
  unearned
  compensation                                                                        125,000                               125,000

Amortization of
  unearned
  marketing expense                                                                                  56,250                  56,250

Net loss                                                                                                        (541,219)  (541,219)
                         -----------  --------- ----------- ---------   ----------  ---------  ------------  -----------  ---------

Balance,
  September 30, 2002       1,500,000  $  15,000  12,232,462 $ 122,325   $1,827,395  $ (25,000)  $   (56,250) $(2,375,038) $(491,568)
                         ===========  ========= =========== =========   ==========  =========   ===========  ===========  =========










See Notes to Condensed Financial Statements.



                       Image Technology Laboratories, Inc.

                       Condensed Statements of Cash Flows
                  Nine Months Ended September 30, 2002 and 2001
                                   (Unaudited)




                                                                2002        2001
                                                            ---------    ----------

Operating activities:

    Net loss                                                $(541,219)   $(654,515)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Amortization of unearned compensation                 125,000      112,500
        Amortization of unearned marketing expense             56,250
        Depreciation                                            6,896
        Changes in operating assets and liabilities:
            Other current assets                                            (6,250)
            Accrued compensation payable to stockholders      109,539       77,789
            Accounts payable and accrued expenses              17,776      (20,383)
            Deferred revenues                                 128,333
                                                            ---------    ---------
                Net cash used in operating activities         (97,425)    (490,859)
                                                            ---------    ---------

Financing activities:
    Proceeds from exercise of warrants                         16,375      104,513
    Proceeds from private placement of common stock           121,000
                                                            ---------    ---------
                Net cash provided by financing activities     137,375      104,513
                                                            ---------    ---------

Net increase (decrease) in cash and cash equivalents           39,950     (386,346)

Cash and cash equivalents, beginning of period                151,730      725,105
                                                            ---------    ---------

Cash and cash equivalents, end of period                    $ 191,680    $ 338,759
                                                            =========    =========










See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.

                     Notes to Condensed Financial Statements
                                   (Unaudited)



Note 1 - Unaudited interim financial statements:
                 In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Image Technology Laboratories, Inc. (the "Company") as of September 30, 2002, its results of operations and cash flows for the nine months ended September 30, 2002 and 2001, and the changes in stockholders' deficiency for the nine months ended September 30, 2002. Certain terms used herein are defined in the audited financial statements of the Company as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and the period from January 1, 1998 (date of inception) to December 31, 2001 (the "Audited Financial Statements") included in the Company's Annual Report on Form 10-KSB previously filed with the Securities and Exchange Commission (the "SEC"). Pursuant to rules and regulations of the SEC, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, the accompanying unaudited condensed financial statements should be read in conjunction with the Audited Financial Statements and the other information included in the Registration Statement on Form SB-2.

                       The results of operations for the nine months ended
                 September 30, 2002 are not necessarily indicative of the results of operations for the full year ending December 31, 2002.

                 The Company was a development stage company for accounting purposes from January 1, 1998 (date of inception) through April 2002, at which time the picture archiving and communications software that inputs diagnostic images in digital format from original imaging sources became available for sale (see Note
                 2). The Company obtained its first contract for the sale of its software product and related hardware and maintenance services in August 2002. Although the Company has been deriving revenues from the provision of radiology and imaging services to affiliated and nonaffiliated companies, management expects that the Company will derive its revenues in the future primarily from sales of the software product.

                 As of September 30, 2002, the Company had cash and cash equivalents of approximately $192,000 and working capital of approximately $131,000. However, since its inception, the Company has incurred recurring losses and, as a result, it had an accumulated deficit of approximately $2,375,000 at September 30, 2002. In addition, as of September 30, 2002, the major stockholders of the Company had deferred approximately $530,000 of compensation due them under their employment agreements until 2003. Although the Company has just begun to generate revenues from its software product, management currently expects that the Company will incur additional losses, although at a reduced level, for the foreseeable future.

                       Image Technology Laboratories, Inc.

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 1 - Unaudited interim financial statements (concluded):
                 Management believes that the Company needs additional debt or equity financing of $80,000 to enable the Company to meet its obligations and fund its operations through at least September 30, 2003. During September 2002, the Company obtained a $75,000 working capital loan. In addition, the Company's principal stockholder has agreed to provide funds totaling $80,000 if the Company cannot obtain that amount through other sources or the working capital loan is insufficient. Management cannot assure that the Company will be able to obtain any additional financing on satisfactory terms that may be required during that period other than the amount the principal stockholder is committed to provide.


Note 2 - Revenue recognition:
                 Revenues from the provision of radiology and imaging services are recognized over the period during which the applicable services are performed provided that the fees are fixed and determinable and collection is probable.

                 Contracts for the sale of the Company's imaging systems involve multiple elements including the delivery and installation of software and hardware products, training and system maintenance. However, the Company cannot allocate the revenues from such contracts to each element based on the relative fair value of each element. Accordingly, it will recognize the revenues from a systems contract ratably over the period during which it is required to provide maintenance or any other services provided that the fees are fixed and determinable and collection is probable.

                 Unearned revenues are included in deferred revenues in the accompanying condensed balance sheet.

                 During August 2002, the Company entered into a contract for the provision of radiology and imaging services and the sale of an imaging system. The radiology and imaging services agreement is for two years (although it is cancelable by either party at any time) and provides for fees at the annual rate of $450,000. Management anticipates that fees for the system, which was installed prior to September 30, 2002, and the related three-year maintenance contract will exceed $400,000.


Note 3 - Earnings (loss) per share:
                 The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128").

                       Image Technology Laboratories, Inc.

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 3 - Earnings (loss) per share (concluded):
                 The rights of the Company's preferred and common stockholders are substantially equivalent. In accordance with the "two class" method of computing earnings (loss) per share set forth in SFAS 128, the Company has included the 1,500,000 outstanding preferred shares from the date of their issuance in the weighted average number of shares outstanding used in the computation of basic loss per share for the nine months ended, 2002 and 2001.

                 Since the Company had net losses for the nine months ended September 30, 2002 and 2001, the assumed effects of the exercise of options to purchase 3,000,000 common shares outstanding at September 30, 2002 and 2001 and warrants to purchase 3,429,512 and 3,434,862 common shares outstanding at September 30, 2002 and 2001, respectively, and the application of the treasury stock method would have been anti-dilutive and, therefore, diluted per share amounts have not been presented in the accompanying condensed statements of operations for those periods.


Note 4 - Exercise of warrants:
                  During the nine months ended September 30, 2002, the Company received $12,375 upon the exercise of warrants to purchase 24,750 common shares at $.50 per share and $4,000 upon the exercise of warrants to purchase 10,000 common shares at $.40 per share. As of September 30, 2002, warrants to purchase 3,429,512 common shares were outstanding.


Note 5 - Private placement of common shares:
                  During January 2002, the Company completed a private placement pursuant to which it sold 400,000 shares of common stock to its principal stockholder at $.25 per share (the approximate fair value of the shares at the time of sale) and received proceeds of $100,000.

                  During September 2002, the Company completed another private placement pursuant to which it sold 75,000 shares of common stock to its principal stockholder at $.28 per share (the approximate fair value of the shares at the time of sale) and received proceeds of $21,000.

                       Image Technology Laboratories, Inc.

                     Notes to Condensed Financial Statements
                                   (Unaudited)




Note 6 - Issuance of common shares for services:
                 During January 2002, the Company agreed to issue 450,000 shares of common stock and warrants to purchase 100,000 shares of common stock in exchange for the provision of marketing services by an investor relations firm. The Company recorded the fair value of the shares of $112,500 on the date the agreement as unearned marketing expense. The shares and warrants became issuable and were issued in June 2002. The warrants are exercisable at $3.00 per share during the two year period subsequent to the date of issuance. The exchange is a noncash transaction and, as such, is not reflected in the Company's condensed statement of cash flows for the nine months ended September 30, 2002.

                 The investor relations firm will provide the services over the six month period that commenced in July 2002 and the Company is amortizing the unearned marketing expense over that period. The unearned marketing expense, net of accumulated amortization, has been reflected as a separate component of stockholders' deficiency in the accompanying condensed balance sheet as of September 30, 2002.

                 On December 31, 2002, by mutual consent, the agreement was terminated. MacCaughern Trade Development returned 100,000 free trading shares and 100,000 shares of restricted stock to the Company. The 2-year warrants exercisable at $3.00 were not issued.

Note 7 - Income taxes:
                 As the ultimate realization of the potential benefits of the Company's net operating loss carryforwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through valuation allowances and, accordingly, the Company did not recognize any credits for income taxes in the accompanying condensed statements of operations to offset its pre-tax losses.

Note 8 - Bank loan agreement:
                 During September 2002, the Company entered into a one-year $75,000 working capital loan agreement with M&T Bank. Outstanding borrowings will bear interest payable monthly at 1% above the prime rate, and will be guaranteed by the Company's principal stockholder. At September 30, 2002, there were no outstanding borrowings under the agreement.

Note 9 - Subsequent events:

               On February 11, 2003, the Company reduced the exercise price of its Class A $.40 warrants and its Class B $.50 warrants to $.20, during the period commencing February 18, 2003 and ending July 1, 2003. Thereafter the exercise price will revert to $.40 and $.50, respectively. As a result of the modification to the exercise price, the Company will account for these options as variable from the date of the modifications to the date the award is exercised, forfeited or expires unexercised.

                                     * * *

                                     PART II

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of ITL provides that ITL shall indemnify each person who at any time is, or shall have been, a director or officer of ITL, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of ITL, or is or was serving at the request of ITL as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 174 of the Delaware Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. Article NINTH of ITL's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of ITL shall be personally liable to ITL or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of ITL. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of ITL with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. ITL has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of ITL against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures ITL against losses (above a deductible amount) arising from any such claims, but only if ITL is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of ITL's charter or by-laws.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be paid by ITL in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.


         Filing fee of SEC............................................ $    369
         Accounting fees and expenses.................................   25,000
         Legal fees and expenses......................................   80,000
         Printing and engraving expenses..............................   12,000
         Transfer Agent's fees .......................................    5,000
         Miscellaneous................................................    2,631
                                                                       --------
           Total...................................................... $125,000*
                                                                       ========
*All of which has been previously paid upon initial filing.



Item 26. Recent Sales of Unregistered Securities

During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-stock split basis.


In January 2000, we issued 500,000 shares of preferred stock to each of its three founders in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that we were offering for sale through a private placement. The aggregate fair value of the preferred shares of $450,000 is being charged to our results of operations over the terms of the respective employment contracts.


During March 2000, we completed an offering of units for a total consideration of approximately $240,000. Each unit consisted of one share of common stock and one, one-year warrant to purchase one share of common stock at an exercise price of $0.40 per share, for an aggregate of 799,729 shares of common stock, to a limited number of accredited investors. The sales were made in reliance upon exemptions from registration provided under Section 4(2) of the 1933 Act and Rule 506 of Regulation D. The purchasers of these units acquired these securities for their own account and not with a view to any distribution thereof to the public.

During February 2000, we issued one-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.40 per share to Robert Oakes in consideration for services rendered, valued at $60,000, in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.


During March 2000, we issued 250,000 shares of common stock to Bondy & Schloss LLP in consideration for services rendered, valued at $75,000, in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.

During January 2002, we issued 400,000 shares of common stock to Kingston Diagnostic Radiology, P.C. pension fund, the sole beneficiary of which is Dr. Ryon, our President, Chief Executive Officer and Principal Accounting Officer upon receiving consideration of $.25 per share or a total of $100,000.


On January 16, 2002, we entered into a consulting agreement with MacCaughern Trade Development pursuant to which ITL agreed to issue 350,000 shares of its common stock, valued at $87,500, to MacCaughern Trade Development in exchange for its consulting services pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933, as amended. In addition, MacCaughern Trade Development will receive 100,000 shares of restricted stock valued at $.25 per share and 100,000 2-year warrants exercisable at $3.00 per share, upon the registration for resale of the initial 350,000 shares.

On December 31, 2002, by mutual consent, the agreement was terminated. MacCaughern Trade Development returned 100,000 free trading shares and 100,000 shares of restricted stock to the company. The 2-year warrants exercisable at $3.00 were not issued

During September, 2002 we issued 75,000 shares of common stock to Kingston Diagnostic Radiology, P.C. pension fund, the sole beneficiary of which is Dr. Ryon, our President, Chief Executive Officer and Principal Accounting Officer upon receiving consideration of $.28 per share or a total of $21,000.

The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid. We have provided the recipients of such shares access to all relevant information about our Company, including our business plan, financial statements, material agreements and any other information reasonably requested by them.


                  Item 27. Exhibits

                  (a) EXHIBITS


EXHIBIT NO.               DESCRIPTION
-----------     --------------------------------------------------

     3.1*   Certificate of Incorporation of ITL

     3.2* Certificate of Amendment to Certificate of Incorporation of Image Technology dated December 23, 1999

     3.3*   By-Laws of ITL

     4.1*   Specimen certificate for common stock of ITL

     4.2*   Specimen certificate for preferred stock of ITL

     4.3*   Form of Private Placement Warrant

     4.4*   Form of Investor Warrant

     4.5*   Form of Oakes Warrant

     4.6**  Form of Subscription Agreement

     4.7******  Form of Amended Warrant

     5.1    Opinion of James J. Quinlan, Esq.

     10.1*  ITL 1998 Stock Option Plan

     10.2* Stockholders Agreement dated January 16, 1998 among certain investors and ITL

     10.3* Form of Registration Rights Agreement dated February 2000 among certain stockholders of ITL and ITL

     10.4* Assignment of Intellectual Property Agreement dated as of December 18, 1997 between ITL and David Ryon, M. D., Carlton T.
            Phelps, M. D. and Lewis M. Edwards.

     10.5* Form of Facility Usage and Equipment Lease Agreement by and between Rockland Radiological Group, P.L.C. and ITL dated
            January 12, 1998 II-3

     10.6* Form of Employment Agreement dated December 21, 1999 between Image Technology and David Ryon, M. D.

     10.7* Form of Employment Agreement dated December 21, 1999 between Image Technology and Carlton T. Phelps, M. D.

     10.8* Form of Employment Agreement dated December 21, 1999 between Image Technology and Lewis M. Edwards

     10.9**** Consulting Agreement dated January 16, 2002 between the Company and MacCaughern Trade Development.

     10.10***** Letter of Intent, dated April 4, 2002 by and between Image
                Technology and Mid Rockland Imaging Partners.

     23.1   Consent of J.H. Cohn LLP

     23.2   Consent of James J. Quinlan, Esq. (included in Exhibit 5.1)

     24.1 Power of Attorney (contained on page II-5 of the registration statement)



         *Filed with amendment no. 1 to registration statement on Form SB-2 (No.333-336787) filed on June 6, 2000.


         ** Filed with amendment no. 2 to registration statement on Form SB-2 (No.333-336787) filed (No. 333-336787) on July 27, 2000.

         ***Filed with amendment no. 3 to registration statement on Form SB-2 (No.333- 336787) filed (No. 333-336787) on August 6, 2000.

         ****Filed with registration statement on Form SB-2 (No. 333-82420) filed on February 8, 2002.

         *****Filed with Amendment No. 2 to registration statement on Form SB-2 (No. 333-82420) filed on June 7, 2002.

         ******Filed with Post Effective Amendment No. 1 to registration statement on Form SB-2 (No. 333-336787) on July 3, 2002.


                  (b) FINANCIAL STATEMENT SCHEDULES


All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.

         ITEM 28. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

                           (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) Include any additional changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                  (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Kingston, State of New York on February 14,2003.


                                IMAGE TECHNOLOGY LABORATORIES, INC.

                                 By /s/ David Ryon
                                 -----------------
                                 David Ryon, MD
                                 CEO, President, Chairman of the Board
                                 and Principal Accounting Officer


                                 By /s/ Lewis M. Edwards
                                 -----------------------
                                 Lewis M. Edwards
                                 Vice President of Research and Development,
                                 Chief Technical Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 14, 2003.





         SIGNATURE                                TITLE

/s/ David Ryon                     Chairman, President, Chief Executive Officer,
------------------------           Chief Financial Officer, Principal Accounting
David Ryon, MD                     Officer and Director

/s/ Lewis M. Edwards               Vice President of Research and Development,
------------------------           Chief Technical Officer and Director
Lewis M. Edwards

/s/ Richard V. Norell             Director
---------------------
Richard V. Norell

/s/ Robert G. Carpenter           Director
-----------------------
Robert G. Carpenter

/s/ John J. Naccarato             Director
---------------------
John J. Naccarato